As filed with the Securities and Exchange Commission on January 12, 2012
            Registration No. 333-177405

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_____________________________

ORIGINOIL, INC.
(Name of registrant in its charter)

Nevada	2860	26-0287664
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5645 West Adams Blvd,
Los Angeles, CA 90016
(323) 939-6645
(Address and telephone number of principal executive offices and principal place of business)

T. Riggs Eckelberry, Chief Executive Officer
OriginOil, Inc.
5645 West Adams Blvd,
Los Angeles, CA 90016
(323) 939-6645
 (Name, address and telephone number of agent for service)

Copies to:

Gregory Sichenzia, Esq.
Gary Emmanuel, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (2)		Amount Of Registration Fee
Common Stock, $0.0001 par value per share (1)	S		$

Common Stock Purchase Warrant (3)	$		S

Shares of Common Stock underlying Common Stock Purchase Warrant (1)	$		$

Total		$10,000,000		$1,146	*
*           Previously paid .

(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2) (3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

No registration fee required pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 12, 2012

Up to         Shares of Common Stock
and
Warrants to Purchase up to         Shares of Common Stock

We are offering up to         shares of our common stock, par value $0.0001 per share, and warrants to purchase up to       shares of our common stock. Each investor will receive a warrant to purchase one share of common stock for each share of common stock purchased in this offering.  We are not required to sell any specific dollar amount or number of shares of common stock or warrants, but will use our best efforts to sell all of the shares of common stock and warrants being offered.  The offering expires on the earlier of (i) the date upon which all of the shares of common stock and warrants being offered have been sold, or (ii)             , 2012.

Our common stock is quoted on the OTC Bulletin Board under the symbol “OOIL.OB”. On January 11, 2012, the last reported sale price for our common stock was $1.70 per share.

Investing in the offered securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that you should consider before investing in our securities.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We estimate the total expenses of this offering will be approximately $140,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering set forth above. The offering is being conducted on a best efforts basis and unless we engage an underwriter, broker dealer or selling agent, securities in this offering shall be sold by our officers and directors. None of these officers or directors will receive any commission or compensation for the sale of the securities.  We have no current arrangements nor have we entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the securities, but we reserve the right to enter into such arrangements and agreements.  If we engage one or more underwriters, broker-dealers or selling agents and enter into any such arrangement(s), the securities will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s). See “Plan of Distribution” beginning on page 32 of this prospectus for more information on this offering.

This offering will terminate on              , 2012, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us.  As there is no minimum purchase requirement, no funds are required to be escrowed and all net proceeds will be available to us at closing for use as set forth in “Use of Proceeds” beginning on page 12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is              , 2012

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us.

Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of what we discuss in this prospectus. In making a decision to invest in the common stock, you must rely on your own examination of us and the terms of the offering and securities offered in this prospectus, including the merits and risks involved.

We are not making any representation to you regarding the legality of an investment in the securities offered in this prospectus under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our common stock.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, prospects, results of operation and financial condition may have changed since that date.  This prospectus will be updated as required by law.

 PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

ORIGINOIL INC.

OriginOil is currently developing technologies to help algae growers extract oil from algae for commercial fuels, chemicals and foods. Algae, unlike other bio-fuel feedstock such as corn and sugarcane, do not destroy vital farmlands and rainforests, disrupt global food supplies or create new environmental problems.

 We are developing a number of processes in the areas of algae growth and harvesting. Based on our initial commercial transactions, we are primarily focused on algae harvesting.

The OriginOil System is designed to control the harvesting of algae and intended to result in a concentrate which can be either converted by other companies into bio-oil, bio-gas or bio-carbon for refining into fuel and chemicals, or further separated into lipids and biomass for processing by other companies into valuable products.

At this early stage, to prove our system for wide-scale distribution and licensing, we must build, sell and support our system to companies developing such algae production systems. On March 28, 2011, we announced our intention to provide other technologies and integration services to early stage customers.

Our long-term business model is based on licensing this technology to distributors, manufacturers, engineering service firms, and specialty operators, as well as fuel refiners, chemical and oil companies. We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of developing sales distribution networks or engaging in volume manufacturing.

We have only been engaged in our current and proposed business operations since June 2007, and to date, we have been primarily involved in research and development activities including the sale of our equipment to companies developing production systems.

Our principal executive offices are located at 5645 W Adams Blvd, Los Angeles, CA 90016. Our telephone number is (323) 939 6645. Our website address is www.originoil.com.  Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. Further, our references to the URLs for these websites are intended to be inactive textual references only.

The Offering

Securities offered by us:	Up to shares of common stock and warrants to purchase up to shares of common stock. The warrants will be exercisable at a price of $ per share and have a year term.

Common Stock to be outstanding after this offering:	shares.

Use of Proceeds:
We expect to use any proceeds received from this offering for repayment of debt and general corporate purposes, such as working capital and capital expenditures. For a more complete description of our anticipated use of proceeds from this offering, see “Use of Proceeds.”

Risk Factors:
See “Risk Factors” beginning on page 7 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to purchase our securities.

OTC Bulletin Board symbol for our Common Stock	OOIL.OB

The number of shares of our common stock to be outstanding after this offering is based on 7,694,340 shares  of common stock outstanding as of January 11, 2012 (reflecting a 1-for-30 reverse stock split of our common stock effected on August 11, 2011) and excludes as of that date:

•
an aggregate of 499,797 shares of common stock issuable upon the exercise of stock options outstanding as of January 11, 2012 at a weighted average exercise price of $6.04 per share under our OriginOil 2009 Incentive Stock Plan;

•	an aggregate of 203 additional shares reserved for future issuance under our OriginOil 2009 Incentive Stock Plan;

•
an aggregate of 2,077,801 shares of our common stock issuable upon exercise of warrants with expiration dates between July 1, 2014 and October 4, 2016  at exercise prices ranging from $1.90 to $10.20 per share; and

•
an aggregate of 480,684 shares of our common stock issuable upon conversion of convertible debentures including shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the convertible debentures in shares of common stock.

Unless we specifically state otherwise, the share information in this prospectus is as of January 11, 2012 and reflects or assumes no exercise of outstanding options or warrants to purchase shares of our common stock or the conversion of convertible debentures into our common stock.

Summary Historical Financial Information

The following table summarizes our financial data.  We have derived the following summary of our statements of operations data for the nine months ended September 30, 2011 and 2010 from our unaudited financial statements appearing elsewhere in this prospectus and the summary of our balance sheet data as of September 30, 2011 and 2010 from our unaudited financial statements appearing elsewhere in this prospectus . We have derived the following summary of our statements of operations data for the fiscal years ended December 31, 2010 and 2009 from our audited financial statements appearing elsewhere in this prospectus and the summary of our balance sheet data as of December 31, 2010 and 2009 from our audited financial statements appearing elsewhere in this prospectus.   The following summary of our financial data set forth below should be read together with our financial statements and the related notes to those statements, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	(Unaudited)
	2011	2010	2010	2009
Statement of Operations Data:

Revenues	$142,500	$-	$45,000	$-
Research and development costs	723,917	538,527	662,347	790,399
General and administrative costs	2,629,791	2,255,909	3,814,538	4,068,942
Total costs and expenses	3,211,208	2,794,436	4,522,914	4,915,113
Other income (expense)	2,438	38	(2,386)	842
Net loss attributable to common stockholders	(3,216,872)	(2,836,633)	(4,480,600)	(4,915,071)

Balance Sheet Data:

Current assets	1,722,594	447,112	339,438	389,046
Working capital (deficit)	480,347	324,648	227,747	333,328
Total assets	1,962,357	559,574	473,107	525,511
Long term debt, including current portion	-	-	-	-
Total stockholders’ equity (deficit)	720,110	437,110	361,416	469,793

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, prospects, results of operation and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business

We have a limited operating history which makes it difficult to evaluate our business and prospects.

We were formed in June 2007 and are currently developing a new technology that has not yet gained market acceptance. As such, we have a limited operating history upon which you can base an evaluation of our business and prospects. Since we have not been profitable, there are substantial risks, uncertainties, expenses and difficulties that we are subject to. To address these risks and uncertainties, we must do among the following:

•	Successfully execute our business strategy;
•	Respond to competitive developments; and
•	Attract, integrate, retain and motivate qualified personnel;

There can be no assurance that at this time we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

We have a history of losses and can provide no assurance of our future operating results.

We currently have limited product revenues, and may not succeed in commercializing any products which will generate product or licensing revenues. Until recently, our primary activity to date has been research and development. We have experienced net losses and negative cash flows from operating activities since inception and we expect such losses and negative cash flows to continue in the foreseeable future. As of December 31, 2009 and 2010 and as of September 30, 2011, we had working capital of $333,328, $227,747, and $480,347, respectively, and stockholders’ equity of $469,793, $361,416, and $720,110, respectively. For the years ended December 31, 2009 and 2010, and for the nine months ended September 30, 2011, we incurred net losses of $(4,915,071), $(4,480,600), and $(3,216,872). As of September 30, 2011, we had an aggregate accumulated deficit of $$(14,564,912). We may never achieve profitability.

We will need significant additional capital, which we may be unable to obtain.

We will need to obtain additional financing over time to fund operations. We cannot predict the extent to which we will require additional financing, and cannot assure you that additional financing will be available on favorable terms or at all times. The rights of the holders of any debt or equity we may issue in the future could be senior to the rights of shareholders, and any future issuance of equity could result in the dilution of our shareholders’ proportionate equity interests in us (including due to the full ratchet antidilution rights in favor of the holders of our debt and financing on unattractive terms). Failure to obtain financing or obtaining of financing on unattractive terms could have a material adverse effect on our business.

Our revenues are dependent upon acceptance of our technology and products by the market; the failure of which would cause us to curtail or cease operations.

We believe that most of our future revenues will come from the sale or license of our technology and systems. As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from the sale or license of our technology and systems. There can be no assurance that businesses and prospective customers will adopt our technology and systems, or that businesses and prospective customers will agree to pay for or license our technology and systems. In the event that we are not able to develop a customer base that purchases or licenses our technology and systems, or if we are unable to charge the necessary prices or license fees, our financial condition and results of operations will be materially and adversely affected.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with a minimal number of employees. With the start of our planned principle activities, we expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

We may not be able to successfully develop and commercialize our technology and systems which would result in continued losses and may require us to curtail or cease operations.

We are currently commercializing our technology. We are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the research and development process to continue. We cannot assure that our engineering resources will be able to develop our technology and systems fast enough to meet market requirements. We can also not assure that our technology and systems will gain market acceptance and that we will be able to successfully commercialize the technologies. The failure to successfully develop and commercialize the technologies would result in continued losses and may require us to curtail or cease operations.

Our ability to produce and distribute commercially viable bio-fuel is unproven, which could have a detrimental effect on our ability to generate or sustain revenues.

The technologies we will use to transform algae into a new form of oil have never been utilized on a commercial basis. Our technology and systems, while intended to create a new bio-fuel feedstock for many products such as diesel, gasoline, jet fuel, plastics and solvents, is in fact a new bio-fuel that may never achieve technical or commercial viability. All of the tests conducted to date by us with respect to the technology have been performed in a limited scale environment and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis. We have never utilized technology under the conditions or in the volumes that will be required for us to be profitable and cannot predict all of the difficulties that may arise. Accordingly, our technology may not perform successfully on a commercial basis and may never generate any revenues or be profitable.

If a competitor were to achieve a technological breakthrough, our operations and business could be negatively impacted.

There currently exist a number of businesses that are pursuing the use of algae, bacteria and other micro-crops and other methods for creating biomass and other alternative fuels. Should a competitor achieve a research and development, technological or biological breakthrough where production costs are significantly reduced, or if the costs of similar competing products were to fall substantially, we may have difficulty attracting customer licensees. In addition, competition from other technologies considered “green technologies” could lessen the demand for the end-products produced by our technology. Furthermore, competitors may have access to larger resources (capital or otherwise) that provide them with an advantage in the marketplace, which could result in a negative impact on our business.

Any competing technology that produces biomass of similar quality, at a superior growth rate and more cost efficient than ours, could render our technology obsolete. In addition, because we do not have any issued patents, we may not be able to preclude development of even directly competing technologies using the same methods, materials and procedures as we use to achieve our results. Any of these competitive forces may inhibit or materially adversely affect our ability to attract customer licensees, or to obtain royalties or other fees from our customer licensees. This could have a material adverse effect on our operations.

Our long-term success depends on future royalties paid to us by licensees, and we face the risks inherent in a royalty-based business model.

We intend to generate revenue through the licensing of our technology and systems, and our long-term success depends on future royalties paid to us by prospective customer licensees. The amount of royalty payments we may receive is expected to be based upon the revenues generated by our prospective customer licensees’ operations, and so we will be dependent on the successful operations of our prospective customer licensees for a significant portion of our revenues. We face risks inherent in a royalty-based business model, many of which are outside of our control, including those arising from our reliance on the management and operating capabilities of our customer licensees and the cyclicality of supply and demand for end-products produced using our technology. Should our prospective customer licensees fail to achieve sufficient profitability in their operations, our royalty payments would be diminished and our results of operations, cash flows and financial condition could be adversely affected, and any such effects could be material.

We rely on strategic partners.

We rely on strategic partners to aid in the development and marketing of our technology and processes. Should our strategic partners not regard us as significant to their own businesses, they could reduce their commitment to us or terminate their relationship with us, pursue competing relationships or attempt to develop or acquire products or services that compete with the end-products produced using our technology. Any such action could materially adversely affect our business.

A lack of government subsidies for the biofuels industry may hinder the usefulness of our company’s technology.

Our business model is based on licensing our technology to distributors, manufacturers, engineering service firms, specialty operators, as well as, fuel refiners, chemical and oil companies, for building, installing and operating algae production systems in varied applications for bio-fuels, bio-chemicals, and animal feed and human nutritional feedstocks.  We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of building machinery for customers to build refining plants.  As a result, our business is not currently subject to government regulation for the production, distribution, and/or use of its technology.

We are however part of a new and emerging biofuels industry that may be subject to economic and other regulations that may have an adverse effect on the entire industry and subsequently our business. For example, the cost of biofuels has historically been higher than petroleum, therefore the lack of governmental subsidies for biofuels may limit the demand and marketability of our technology. There is no assurance that the biofuels industry, or any industry we market to, will have the need or the financial ability to use our technology. If government regulations on the electrical industry or fossil fuel industry were enacted, it may affect the outlook for oil from algae.

If we lose key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer.

Our success is highly dependent on our ability to attract and retain qualified scientific, engineering and management personnel. We are highly dependent on our management, including T. Riggs Eckelberry, who has been critical to the development of our technology and business. The loss of the services of Mr. Eckelberry would have a material adverse effect on our operations. We do not have an employment agreement with Mr. Eckelberry. Accordingly, there can be no assurance that he will remain associated with us. His efforts will be critical to us as we continue to develop our technology and as we attempt to transition to a company with profitable company commercialized products and services. If we were to lose Mr. Eckelberry, or any other key employees or consultants, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

Competition from other companies in our market and from producers of other alternative fuels may affect the market for our technology.

If prices of energy on the commodities markets, including oil and bio-diesel, rise, as they have in recent years, competition from other alternative fuels will likely increase. Additionally, new companies are constantly entering the market, thus increasing the competition. This could also have a negative impact on us or our customers’ ability to obtain additional capital from investors. Larger foreign owned and domestic companies which have been engaged in the alternative energy business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own fuel manufacturing and marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we or our customers are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition.

Risks Related to Our Intellectual Property

If we fail to establish, maintain and enforce intellectual property rights with respect to our technology, our financial condition, results of operations and business could be negatively impacted.

Our ability to establish, maintain and enforce intellectual property rights with respect to the technology that we intend to license will be a significant factor in determining our future financial and operating performance. We seek to protect our intellectual property rights by relying on a combination of patent, trade secret and copyright laws. We also use confidentiality and other provisions in our agreements that restrict access to and disclosure of its confidential know-how and trade secrets.

We have filed patent applications with respect to many aspects of our technologies. However, we cannot provide any assurances that any of these applications will ultimately result in issued patents or, if patents are issued, that they will provide sufficient protections for our technology against competitors. Although we have filed patent applications for some of our core technologies, we do not currently hold any issued patents and we may face delays and difficulties in obtaining these patents, or we may not be able to obtain such patents at all.

Outside of these patent applications, we seek to protect our technology as trade secrets and technical know-how. However, trade secrets and technical know-how are difficult to maintain and do not provide the same legal protections provided by patents. In particular, only patents will allow us to prohibit others from using independently developed technology that are similar. If competitors develop knowledge substantially equivalent or superior to our trade secrets and technical know-how, or gain access to our knowledge through other means such as observation of our technology that embodies trade secrets at customer sites which we do not control, the value of our trade secrets and technical know-how would be diminished.

While we strive to maintain systems and procedures to protect the confidentiality and security of our trade secrets and technical know-how, these systems and procedures may fail to provide an adequate degree of protection. For example, although we generally enter into agreements with our employees, consultants, advisors, and strategic partners restricting the disclosure and use of trade secrets, technical know-how and confidential information, we cannot provide any assurance that these agreements will be sufficient to prevent unauthorized use or disclosure. In addition, some of the technology deployed at customer sites in the future, which we do not control, may be readily observable by third parties who are not under contractual obligations of non-disclosure, which may limit or compromise our ability to continue to protect such technology as a trade secret.

While we are not currently aware of any infringement or other violation of our intellectual property rights, monitoring and policing unauthorized use and disclosure of intellectual property is difficult. If we learned that a third party was in fact infringing or otherwise violating our intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

From our customer licensee’s standpoint, the strength of the intellectual property under which we intend to grant licenses can be a critical determinant of the value of these licenses. If we are unable to secure, protect and enforce our intellectual property, it may become more difficult for us to attract new customers.  Any such development could have a material adverse effect on our business, prospects, financial condition and results of operations.

Although we have filed patent applications for some of our core technologies, we do not currently hold any issued patents and we may face delays and difficulties in obtaining these patents, or we may not be able to obtain such patents at all.

Patents are a key element of our intellectual property strategy. We have  over twenty  currently pending patent applications in the United States but, to date, no patents have issued from these applications. It may take a long time for any patents to issue from the applications, and we cannot provide any assurance that any patents will ultimately be issued or that any patents that do ultimately issue will issue in a form that will adequately protect our commercial advantage.

Our ability to obtain patent protection for our technologies is uncertain due to a number of factors, including that we may not have been the first to make the inventions covered by its pending patent applications or to file patent applications for these inventions.

Further, changes in U.S. and foreign patent law may also impact our ability to successfully prosecute our patent applications. For example, the United States Congress and other foreign legislative bodies may amend their respective patent laws in a manner that makes obtaining patents more difficult or costly. Courts may also render decisions that alter the application of patent laws and detrimentally affect our ability to obtain patent protection.

Even if patents do ultimately issue from our patent applications, these patents may not provide meaningful protection or commercial advantage. Patents only provide protection for a 20-year period starting from the filing date and the longer a patent application takes to issue the less time there is to enforce it. Further, the claims under any patents that issue from our applications may not be broad enough to prevent others from developing technologies that are similar or that achieve similar results. It is also possible that the intellectual property rights of others will bar us from licensing our technology and bar us or our future licensees from exploiting any patents that issue from its pending applications. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any patents that issue from our applications may also be challenged by our competitors on the basis that they are otherwise invalid or unenforceable.

We may face claims that we are violating the intellectual property rights of others.

We may face claims, including from direct competitors, other energy companies, scientists or research universities, asserting that our technology or the commercial use of such technology infringes or otherwise violates the intellectual property rights of others. We have not conducted infringement, freedom to operate or landscape analyses, and as a result we cannot be certain that our technologies and processes do not violate the intellectual property rights of others. We expect that we may increasingly be subject to such claims as we begin to earn revenues and our market profile grows.

We may also face infringement claims from the employees, consultants, agents and outside organizations we have engaged to develop our technology. While we have sought to protect ourselves against such claims through contractual means, we cannot provide any assurance that such contractual provisions are adequate, and any of these parties might claim full or partial ownership of the intellectual property in the technology that they were engaged to develop.

If we were found to be infringing or otherwise violating the intellectual property rights of others, we could face significant costs to implement work-around methods, and we cannot provide any assurance that any such work-around would be available or technically equivalent to our current technology. In such cases, we might need to license a third party’s intellectual property, although any required license might not be available on acceptable terms, or at all. If we are unable to work around such infringement or obtain a license on acceptable terms, we might face substantial monetary judgments against us or an injunction against continuing to license our technology, which might cause us to cease operations.

In addition, even if we are not infringing or otherwise violating the intellectual property rights of others, we could nonetheless incur substantial costs in defending ourselves in suits brought against us for alleged infringement. Also, if any license agreements provide that we will defend and indemnify our customer licensees for claims against them relating to any alleged infringement of the intellectual property rights of third parties in connection with such customer licensees’ use of our technologies, we may incur substantial costs defending and indemnifying any customer licensees to the extent they are subject to these types of claims. Such suits, even if without merit, would likely require our management team to dedicate substantial time to addressing the issues presented. Any party bringing claims might have greater resources than we do, which could potentially lead to us settling claims against which we might otherwise prevail on the merits.

Any claims brought against us or any customer licensees alleging that we have violated the intellectual property of others could have negative consequences for our financial condition, results of operations and business, each of which could be materially adversely affected as a result.

Risks Related to Our Common Stock

There may be a limited public market for our securities.

Trading in our common stock continues to be conducted on the electronic bulletin board in the over-the-counter market. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of our common stock, and our common stock may be less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes.

We may be unable to list our common stock on NASDAQ or on any securities exchange.

Our common stock currently does not meet all of the requirements for initial listing on a registered stock exchange. Although we may apply to list our common stock on NASDAQ or the NYSE Amex in the future, we cannot assure you that we will be able to meet the initial listing standards, including the minimum bid price per share and minimum capitalization requirements, or that we will be able to maintain a listing of our common stock on either of those or any other trading venue. Until such time as we qualify for listing on NASDAQ, the NYSE Amex or another trading venue, our common stock will continue to trade on electronic bulletin board in the over-the-counter market.

The price of our common stock is volatile, which may cause investment losses for our stockholders.

The market for our common stock is highly volatile, having ranged in the last twelve months from a low of $1.53 to a high of $8.10 (as adjusted to retroactively give effect to the Reverse Split) on the OTCBB. The trading price of our common stock on the OTCBB is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to us could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us, such litigation could result in substantial costs while diverting management’s attention and resources.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. In particular, Mr. Eckelberry, our Chief Executive Officer and Chairman, has entered into a pre-arranged stock trading plan with a broker to sell up to a maximum of 61,537 shares, after giving effect to the Reverse Split. As of January 11, 2012 and after giving effect to the Reverse Stock Split, Mr. Eckelberry has sold 34,109 shares under the plan and beneficially owns 1,242,810 shares of our common stock. Mr. Eckelberry may amend the said plan in the future to permit further sales under the plan. Any substantial sales of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

Our stock is subject to the penny stock rules, which impose significant restrictions on broker-dealers and may affect the resale of our stock.

Our common stock has been subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act. The SEC generally defines penny stock to be any equity security that has a market price less than US$5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; issued by a registered investment company; excluded from the definition on the basis of price (at least US$5.00 per share) or the registrant’s net tangible assets; or exempted from the definition by the Commission. .Our common stock is considered to be a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” As our common stock is considered to be “penny stock,” trading in our common stock will be subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. This may reduce the liquidity and trading volume of our shares.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our common shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock could be further diluted as the result of the issuance of additional shares of common stock, convertible securities, warrants or options.

In the past, we have issued common stock, convertible securities (such as convertible debentures and notes ) and warrants in order to raise money. We have also issued options and warrants as compensation for services and incentive compensation for our employees and directors. We have shares of common stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of additional common stock, convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our common stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our common stock), or could obligate us to issue additional shares of common stock to certain of our stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock.  We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.  In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm.  The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.  We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis.  It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis.  In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal controls over financial reporting.  In the event that our Chief Executive Officer or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

We do not intend to pay dividends.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Risks Related to this Offering

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

There is no minimum offering amount required as a condition to closing this offering and therefore net proceeds from this offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from this offering for repayment of debt and general corporate purposes. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to         shares offered in this offering at an assumed public offering price of $         per share, and after deducting the underwriter ’ s discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $          per share, or          %, at the assumed public offering price. In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options are ultimately exercised, you will sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

If you are not an institutional investor, you may purchase shares in this offering only if you reside within the states in which we will apply to have the securities registered or are exempt from registration, and, if required, meet any requisite suitability standards.

Because our common stock is quoted on the OTC Bulletin Board and not listed on a national securities exchange, this offering must be registered, or be exempt from registration, in any state in which the units are to be offered or sold. We will apply to register the units, or will seek to obtain an exemption from registration, only in certain states. In addition, if we register the units in the State of California, sales will only be made to residents of California who have not less than (i) a $60,000 liquid net worth (exclusive of home, home furnishings and automobile) plus $60,000 gross annual income, or (ii) a $225,000 liquid net worth. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our shares in the offering. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase shares in this offering only if you reside in the jurisdictions where there is an effective registration or exemption, and, if required, meet any requisite suitability standards.

 FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission (the “SEC”). In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus, except as may be required under applicable securities laws.

USE OF PROCEEDS

Based on an assumed public offering price of $     per share, we estimate that the net proceeds to us from the sale of the shares that we are offering, assuming gross proceeds of $      million, will be approximately $      million, after deducting underwriting discounts and commissions and estimated offering expenses..

If a warrant holder elects to pay the exercise price, rather than exercising the warrants on a “cashless” basis, we may also receive proceeds from the exercise of warrants.  We cannot predict when, or if, the warrants will be exercised.  It is possible that the warrants may expire and may never be exercised.

We expect to use any proceeds received from this offering for repayment of debt and general corporate purposes, such as working capital and capital expenditures.

Pending the application of the net proceeds as described above or otherwise, we may invest the proceeds in short-term, investment-grade, interest-bearing securities or guaranteed obligations of the U.S. government or other securities.

We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering.

CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2011 :

☐	on an actual basis; and

☐	on a pro forma as adjusted basis to give effect to the issuance of the shares offered hereby.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	Actual	Proforma
SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value;
1,666,667 authorized preferred shares	$-
Common stock, $0.0001 par value;
16,666,667 authorized common shares
7,537,160 and shares	753
issued and outstanding
Additional paid in capital	15,284,269
Common stock subscription payable	-
Deficit accumulated during the development stage	(14,564,912)

TOTAL SHAREHOLDERS' EQUITY	$720,110

This table excludes the following:

-	372,463 shares of our common stock issuable upon the exercise of options outstanding as of September 30, 2011 with a weighted average exercise price of $6.45 per share.

-	1,282,889 shares of our common stock issuable upon the exercise of warrants outstanding as of September 30, 2011 with a weighted average exercise price of $4.07 per share.

MARKET PRICE OF AND DIVIDENDS ON THE COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “OOIL”.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. Where applicable, the prices set forth below give retroactive effect to our one-for-thirty reverse stock split which became effective on August 11, 2011.

	Fiscal Year 2010
	High	Low
First Quarter	$10.50	$7.50
Second Quarter	$9.00	$6.00
Third Quarter	$7.50	$2.40
Fourth Quarter	$6.60	$3.30

	Fiscal Year 2011
	High	Low
First Quarter	$8.10	$5.40
Second Quarter	$6.00	$3.30
Third Quarter	$5.90	$1.95
Fourth Quarter	$2.48	$1.53

	Fiscal Year 2012
	High	Low
First Quarter (through January 11, 2012)	$1.90	$1.66

The market price of our common stock, like that of other technology companies, is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of January 11, 2012, we had approximately 361 holders of record of our common stock.  This number does not include beneficial owners whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividend Policy

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Equity Compensation Plan Information

On July 1, 2009, we instituted the OriginOil 2009 Incentive Stock Plan (the “Plan”), after approval by the Board of Directors and a majority of our shareholders.  The purpose of the Plan is to retain executives and selected employees and consultants and reward them for making contributions to the success of the Company.  These objectives are accomplished by making long-term incentive awards under the Plan thereby providing participants with a proprietary interest in our growth and performance.

Under the Plan, 500,000 shares of our common stock were reserved for use after giving effect to the Reverse Split.  The Plan shall be administered by our Board of Directors.

The following table summarizes information as of the close of business on December 31, 2010 about the Plan as adjusted for the Reverse Split.

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	498,291	$7.20	1,708
Equity compensation plans not approved by security holders	-	-
Total	498,291	$7.20	1,708

During the years ended December 31, 2010 and 2009, after giving effect to the Reverse Split, the Company granted 388,833 and 138,333 stock options, respectively. The stock options vest as follows: 1/48 every 30 days thereafter until the remaining stock options have vested. The stock options are exercisable for a period of five years from the date of grant at an exercise price between $4.50 and $9.60 per share after giving effect to the Reverse Split.  At December 31, 2010, 59,533 options are exercisable by their holders after giving effect to the Reverse Split.

DILUTION

Our pro forma net tangible book value as of             , 2012 was $           or $       per share of common stock, based upon           shares outstanding as of that date. Net tangible book value per share is determined by dividing such number of outstanding shares of common stock into our net tangible book value, which is our total tangible assets less total liabilities. After giving effect to the sale of the shares in this offering at the assumed public offering price of $      per share, at          , 2012, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at          , 2012 would have been approximately          , or $          per share. This represents an immediate increase in net tangible book value of approximately $          per share to our existing stockholders, and an immediate dilution of $           per share to investors purchasing shares in the offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per share	$
Pro forma net tangible book value per share as of , 2012	$
Increase per share attributable to sale of shares to investors	$
Pro forma as adjusted net tangible book value per share after the offering	$
Dilution per share to investors	$

The foregoing illustration does not reflect potential dilution from the exercise of outstanding options or warrants to purchase shares of our common stock. The foregoing illustration also does not reflect the dilution that would result from the underwriter warrants.

BUSINESS

Organizational History

We were incorporated on June 1, 2007 under the laws of the State of Nevada.  We have only been engaged in our current and proposed business operations since June 2007, and to date, we have been primarily involved in research and development activities.  Our principal offices are located at 5645 West Adams Blvd., Los Angeles, California 90016. Our telephone number is (323) 939-6645. Our website address is www.originoil.com.   Our website and the information contained on our website are not incorporated into this prospectus.

Overview of Business

 We are currently developing technologies to help companies produce algae using a cost-effective, high-speed manufacturing process to replace petroleum in various applications such as diesel, gasoline, jet fuel, plastics and solvents, in addition to feed, nutritionals and fertilizer. Algae, unlike other bio-fuel feedstock such as corn and sugarcane, do not destroy vital farmlands and rainforests, disrupt global food supplies or create new environmental problems.

We are developing a number of processes in the areas of algae growth and extraction. Based on our initial commercial transactions, we are primarily focused on algae harvesting.

The OriginOil System is designed to control the harvesting of algae, and intended to result in a concentrate which can be either converted by other companies into bio-oil, bio-gas or bio-carbon for refining into fuel and chemicals, or further separated into lipids and biomass for processing by other companies into valuable products.

At this early stage, to prove our system, we must build, sell and support our system to companies developing such algae production systems. On March 28, 2011, we stated our intention to provide other technologies and integration services to our early stage customers.

Our long-term business model is based on licensing this technology to distributors, manufacturers, engineering service firms, and specialty operators, as well as fuel refiners, chemical and oil companies. We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of developing sales distribution networks or engaging in volume manufacturing.

We have only been engaged in our current and proposed business operations since June 2007, and to date, we have been primarily involved in research and development activities, including the sale of our equipment to companies developing production systems.

Algae Oil Industry Overview and OriginOil’s System

Algae can take many forms, such as seaweed (macro-algae) and kelp. But for oil, we use micro-algae as found in outdoor ponds. Micro-algae is actually a highly efficient biological factory capable of consuming carbon dioxide (CO2), and converting it into a high-density natural oil through photosynthesis. Much of the world's petroleum is actually made up of algae that decomposed over hundreds of millions of years. But by drilling for, extracting, and burning that oil now, we are releasing the CO2 that was absorbed long ago. This "carbon positive" effect is what causes global warming and the acidification of lakes, rivers and oceans.

Algae cultivated today absorbs CO2 from the atmosphere or other CO2 emitted sources.  Burning freshly produced algae oil releases only what it absorbed in the first place, resulting in a balanced "carbon neutral" effect and beneficially displacing the equivalent energy value of fossil fuel. This makes algae oil an environment-friendly oil.

Oil Generation from Algae

Algae reproduce by cellular division. They divide and grow until they fill the space available to them and have consumed all nutrients in it.

In the right environment, fresh algae cells grow and divide exponentially, doubling every few hours, while absorbing all available nutrients, CO2 and light energy.  This is not unique to OriginOil’s technology and process.  Algae are fast growing and each oil-producing algae cell can mature in just hours.  Algae are oil-rich and contain as much as 60% of its dry weight in oil.

Algae typically protect their oil behind a tough cell wall and the challenge is to harvest the oil.  Our technology and systems are intended to control the harvesting and oil extraction cycles in a high-speed, round-the-clock, streamlined industrial production of algae oil. With our technology and other technologies, oil can be extracted in a matter of days from algae cells. With our technology, we believe we can extract a higher volume of oil.

Instead of waiting hundreds of millions years for algae to become oil, OriginOil's breakthrough technology and systems can help transform algae into oil in a matter of days. At this early stage, to prove the systems, we must build, sell and support our systems to companies developing such algae production systems; and prospectively integrate other vendor technologies to assure an end-to-end solution.

Making the Process Viable

To help make the entire algae-to-oil process viable, OriginOil is developing a method for algae harvesting which does not use hazardous chemical solvents.

The process of dewatering and processing algae cells for final products has long represented a challenge — and a final hurdle — for the algae-to-oil industry. Algae cell walls are difficult to break down. Mechanical methods are energy-intensive and often ineffective. Commonly used chemical solvents such as benzene, ether or hexane are toxic and require special handling. Such practices increase operating costs and make it harder to site algae production systems.

In OriginOil's extraction unit, the flowing algae biomass is processed for harvesting using low-wattage, frequency-tuned electromagnetic pulses and other non-chemical methods.

We believe that overcoming this final hurdle for the algae industry will enable low-energy, environmentally-safe and viable, industrialized algae oil production.

Distribution Plan

We are currently proving and scaling up our technology by working with pilot, or strategic, customers.

Ultimately, we intend to distribute our technology through distribution and licensing deals with distributors, manufacturers, engineering service firms, and specialty operators, as well as fuel refiners, chemical and oil companies.

OriginOil’s blend of strategic partnerships in the short to medium term, and distribution/licensing in the long term, offers, in our view, a host of potential advantages, including:

•	limited capital requirements
•	cleaner balance sheet and minimal leverage requirements
•	no capital cost for manufacturing, no time wasted on building distribution
•	collaborate with major players instead of competing with them
•	diversified revenue streams (large customer sales now, blending into licensing annuities)

Petroleum Alternatives Are Our Future

Driven by rising oil prices, Kyoto protocol and global warming concerns, countries worldwide are increasingly embracing petroleum alternatives such as ethanol, biodiesel and renewable gasoline, diesel and jet fuel, which can curb their dependence on imported oil with minimal infrastructure change. We believe the market for a new oil is proven and expanding rapidly.

OriginOil’s technology, based on algae, is targeted at fundamentally changing the world’s source of oil without disrupting the environment or food resources. An endless supply of this new oil can be used in many products like diesel, gasoline, jet fuel, plastics and solvents without the global warming effects of petroleum.

We believe that only by industrializing the manufacture of new oil can the current and future demands of global industrialization be met.

Benefits of Algae Oil Production

Cleaner to Produce and Burn

Petroleum contains sulfur and other toxins. It is a heavy pollutant. Drilling operations are highly noxious; crude spills on sea and land are natural catastrophes; and refineries produce heavy pollutants. By contrast, the algae production process generates no toxins — it’s a lot like growing grass hydroponically, in water without soil. Oil created using OriginOil technology generates no heavy metals or sulfur when burned, and a reduced output of greenhouse gases.

Can Be Produced Close to Point of Demand

Petroleum often travels tens of thousands of miles to reach its destination. This adds cost and gives suppliers a stranglehold on consumers. Using OriginOil technology, fuel can now be produced close to the site of usage and demand — virtually eliminating the transport cost of petroleum. In the future, portable systems based in part on OriginOil technology may be transported to the point of demand and quickly start producing oil for electricity generation or fuel.

Does Not Compete with Food

The ethanol mandate is already having a disastrous effect on food prices. Fast-rising prices of corn have caused havoc in global food supplies and the commodities markets. Using algae as a feedstock, including to replace corn in ethanol production, avoids creating shortages in food supplies or markets.

Works with Existing Refineries

Unlike other solutions which bypass the existing refining infrastructure, algae production enables the production of fully compatible fuels. The petroleum industry has already announced plans to support the refining of biofuels. Of these, algae oil, or bio-crude created from the whole algae mass is most like petroleum in structure as it can be readily “cracked” into the lighter components of crude oil such as jet fuel, diesel, gasoline, solvents and plastics.

Works With Existing Gas Stations and Vehicles

Most solutions to the energy problem require massive new infrastructure: hybrids require new cars with toxic batteries; hydrogen cars need a new fuel network; and electric cars need their own recharging stations.  By contrast, fuel refined from systems using OriginOil technology can be seamlessly integrated into the current petroleum distribution system.

A Complete Solution to Produce a New Oil

Companies implementing algae oil production systems will need to know that they can generate product consistently at a competitive price. In our view, OriginOil’s processes can help ensure that these companies can confidently plan and invest in algae as a fuel and valuable set of by-products. Our industrial processes, however, have not yet been externally validated or peer reviewed. At this stage, to prove our technology and systems, we must build, sell and support our technology and systems to companies developing algae production systems.

Competitors

Our achievement of business success will be based on the validity of our technology which can only be determined after we have a complete and validated industrial process. At that time, we can begin to assess competitive issues, including our position in the industry and methods of competition.

Companies in the new algae fuels industry tend to organize themselves as integrated producers and to keep their intellectual property to themselves.  We believe that the algae industry will be far too great for any one company to dominate, and companies will succeed that do not compete with their customers and partners.

With respect to our focus in harvesting and oil extraction technology, we are aware that Algae Ventures, Cavitation Technologies, Diversified Technologies, Evodos, New Oil Resources, Open Algae LLC, Phycal, SRS Energy (aka Solution Recovery Services), Unitel Technologies, Inc, Pall Energy Group and Smartflow Technologies are developing competing or possibly complementary technologies.

These companies have also advertised technology which they claim will enable the efficient production of algal oil and other algae culture derivatives. We believe our technology may, in some cases, complement these companies’ offerings, however there is no guarantee that our technology will produce more efficiently or cost-effectively than these other technologies.

The market for the manufacture, marketing and the sale of alternative fuels is highly competitive. Such competition could drive up the cost of retaining qualified engineers, chemists and other key employees, as well as other operating expenses. Moreover, if production capacity in the industry increases faster than demand for alternative fuels, sales prices could be depressed. Increases in the alternative energies as well as falling oil prices may negatively affect demand and the competitive position of our technology.

Competition from other alternative fuels will likely increase if prices of energy on the commodities markets, including oil and bio-diesel, rise, as they have in recent years. Additionally, new companies are constantly entering the market, thus increasing the competition. This could also have a negative impact on us or our customers’ ability to obtain additional capital from investors. Larger foreign owned and domestic companies which have been engaged in the alternative energy business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own fuel manufacturing and marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we or our customers are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition.

Suppliers and Customers

Our business model is based on licensing this technology to prospective customers such as fuel refiners, chemical and oil companies.   We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of building machinery for customers to build refining plants.  The direct and indirect costs associated with our process for producing oil from algae and other biofuels, therefore, is not relevant to our business.

Currently, our only customer is MBD Energy.  We are working with MBD Energy to validate our technology as we must build, sell and support devices to companies developing such algae production systems.

Government and Environmental Regulation

We are not aware of any existing or probable government regulations that would negatively impact on our operations.  As a licensor we are not subject to government regulations of algae production. However, our prospective customers are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with government regulations has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

We are part of a new and emerging biofuels industry that may become subject to economic and other regulations that may have an adverse effect on the entire industry and subsequently our business. For example, the cost of biofuels has historically been higher than petroleum, therefore the lack of governmental subsidies for biofuels may limit the demand and marketability of our technology.

Our long-term business model is based on licensing our technology to distributors, manufacturers, engineering firms, specialty operators, as well as, fuel refiners, chemical and oil companies, for building, installing and operating algae production systems in varied applications for bio-fuels, bio-chemicals, and animal feed and human nutritional feedstocks.  We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of developing sales distribution networks or engaging in volume manufacturing. As a result, we are not currently required to obtain government approval for the production, distribution, and/or use of our technology.

Intellectual Property

Since our business is based on licensing of our technology and not manufacturing oil, it is critical to us that we achieve one or more patents. We have filed the following patent applications with the U.S. Patent and Trademark Office:

1.
on July 28, 2007, to protect the intellectual property rights for “Algae Growth System for Oil Production”. The inventors listed on the patent application are Nicholas Eckelberry and T. Riggs Eckelberry, our founders. The Company is listed as the assignee.  On January 29, 2009 the application published with the publication number US 2009-0029445 A1.  We have received initial correspondence from the USPTO, with respect to this patent application.  A final rejection was mailed on April 26, 2011 and a Request for Continued Examination and Amendment was filed on September 26, 2011.

2.
on May 23, 2008, to protect the intellectual property rights for “Apparatus And Method For Optimizing Photosynthetic Growth In a Photo Bioreactor”. The inventors listed on the patent application are Steven Shigematsu and Nicholas Eckelberry. The Company is listed as the assignee. On November 26, 2009 the application published with the publication number US US 2009-0291485 A1.  We have received initial correspondence from the USPTO, with respect to this patent application and a response letter to the office of action is due December 8, 2011.

3.
on May 30, 2008, to protect the intellectual property rights for “Modular Portable Photobioreactor System”. The inventors listed on the patent application are Steven Shigematsu and Nicholas Eckelberry. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

4.
on January 6, 2009, to protect the intellectual property rights for “Apparatus And Method For Optimizing Photosynthetic Growth In A Photobioreactor”. The inventor listed on the patent application is Nicholas Eckelberry. The Company is listed as the assignee. This application is a Continuation In Part from a previously filed application. We have not received any correspondence from the USPTO, with respect to this patent application.

5.
on April 17, 2009, to protect the intellectual property rights for “Device and Method for Separation, Cell Lysing and Flocculation of Algae From Water”. The inventor listed on the patent application is Nicholas Eckelberry. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

6.
on July 13, 2009, to protect the intellectual property rights for “Algae Growth Lighting and Control System”. The inventors listed on the patent application are Scott Fraser, Vikram Pattarkine, Ralph Anderson and Nicholas Eckelberry. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

7.
on July 26, 2009, to protect the intellectual property rights for “Procedure For Extraction Of Lipids From Algae Without Cell Sacrifice”. The inventors listed on the patent application are Paul Reep and Scott Fraser. The Company is listed as the assignee. This application was refiled as a provisional application on August 13, 2010. We have not received any correspondence from the USPTO, with respect to this patent application.

8.
on September 30, 2009, to protect the intellectual property rights for “Methods and Apparatus for Growing Algae on a Solid Surface”. The inventors listed on the patent application are and Scott Fraser and Vikram Pattarkine. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

9.
on April 20, 2010, to protect the intellectual property rights for “Systems, Apparatus and Methods for Obtaining Intracellular Products and Cellular Mass and Debris from Algae and Derivative Products and Process Use Thereof”. The inventors are Nicholas Eckelberry, Michael Green, and Scott Fraser. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

10.
on June 18, 2010, to protect the intellectual property rights for “Bio-Energy Reactor”. The inventors listed on the patent application are Michael Green, and Nicholas Eckelberry. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

On June 17, 2011, the above provisional application was converted to a PCT application, which embraces improvements made to the previously sought claims to strengthen this invention, which directly converts solar energy to electrical energy via an algal and water medium. The inventors listed on the patent application are Michael Green and Nicholas Eckelberry. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this application.

11.
on October 17, 2010, to protect the intellectual property rights for “Methods and Apparatus for Dewatering, Flocculation and Harvesting of Algae Cells”. The inventors listed on the patent application are Michael Green, Nicholas Eckelberry, Scott Fraser and Brian Goodall. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this application. The application was converted to a utility application on October 14, 2011.

12.
on October 19, 2010, to protect the intellectual property rights for “Methods and Apparatus for Dewatering, Flocculation and Harvesting Algae Cells”. The inventors listed on the patent application are Michael Green, Nicholas Eckelberry, Scott Fraser, and Brian Goodall. The Company is listed as the assignee. This application contains improvements to the above application, where earlier priority date will be sought. We have not received any correspondence from the USPTO, with respect to this patent application. The application was converted to a utility application on October 14, 2011.

13.
on October 19, 2010, to protect the intellectual property rights for “Systems and Methods for Extracting Non-Polar Lipids from an Aqueous Algae Slurry and Lipids Produced Therefrom”. The inventors are Nicholas Eckelberry, Michael Green, and Scott Fraser. The Company is listed as the assignee.  On April 28, 2011 the application published with the publication number US 2011-0095225 A1.  We have received initial correspondence from the USPTO, with respect to this patent application.

14.
on March 18, 2011, to protect the intellectual property rights for “Enhancing Algae Growth by Reducing Competing Microorganisms in a Growth Medium”. The inventors listed on the patent application are Michael Green, Scott Fraser, Nicholas Eckelberry, and Jose Sanchez Pina. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

15.
on April 4, 2011, to protect the intellectual property rights for “Multi-Plane Growth Apparatus and Method”. The inventor listed on the patent application is Chris Beaven. The Company is listed as the assignee. This invention was a re-filing of a previous provisional patent application which expanded developments not publicly disclosed, by the inventor Chris Beaven, or the Company. We have not received any correspondence from the USPTO, with respect to this patent application.

16.
on May 21, 2011, to protect the intellectual property rights for “Systems and Methods for Monitoring and Controlling Process Chemistry Associated with Biomass Growth, Oil Product and Oil Separation in Aqueous Mediums”. The inventors listed on the patent application are Paul Reep and Gavin Grey. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

17.
on June 16, 2011, to protect the intellectual property rights for “Bio-Energy Reactor” a Utility Patent Application was filed with the USPTO. The inventors listed on the patent application are Michael Green and Nicholas Eckelberry. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

18.
on August 10, 2011, to protect the intellectual property rights for “Procedure for Extracting of Lipids from Algae without Cell Sacrifice” a Utility Patent Application was filed with the USPTO. The inventors listed on the patent application are Michael Green and Paul Reep.

19.
on August 12, 2011, to protect the intellectual property rights for “Procedure for Extracting of Lipids from Algae Without Cell Sacrifice” a PCT Application was filed with the USPTO. The inventors listed on the patent application are Michael Green and Paul Reep. We have not received any correspondence from the USPTO, with respect to this patent application.

20.
on August 19, 2011, to protect the intellectual property rights for “Systems and Methods for Monitoring and Controlling Algae Growth and Harvesting Cellular Mass and Intracellular Products” a provisional Patent Application was filed with the USPTO. The inventors listed on the patent application are William Charneski, Paul Reep and Gavin Gray. We have not received any correspondence from the USPTO, with respect to this patent application.

21.
on September 7, 2011, to protect the intellectual property rights for “Apparatuses, Systems and Methods for Increasing Contact Between Solutes and Solvents in an Aqueous Medium” a provisional Patent Application was filed with the USPTO. The inventors listed on the patent application are Nicholas Eckelberry, Gavin Gray, Jose L Sanchez Pina and Maxwell Roth. We have not received any correspondence from the USPTO, with respect to this patent application.

22.
on October 14, 2011, to protect the intellectual property rights for “Systems and Methods For Developing Terrestrial and Algal Biomass Feedstocks and Bio-Refining the Same” a provisional Patent Application was filed with the USPTO. The inventor listed on the patent application is Paul Reep.

23.
on October 14, 2011, to protect the intellectual property rights for “Algae Harvesting Appliance” a provisional Patent Application was filed with the USPTO. The inventors listed on the patent application are William Charneski and Riggs Eckelberry.

24.
on October 14, 2011, to protect the intellectual property rights for “Systems, Methods And Apparatuses For Dewatering, Flocculating And Harvesting Algae Cells” a Utility Patent Application was filed with the USPTO. The inventors listed on the patent application are Michael Green, Scott Frasier, Brian Goodall and Nickolas Eckelberry.

25.
on October 14, 2011, to protect the intellectual property rights for “Systems, Methods And Apparatuses For Dewatering, Flocculating And Harvesting Algae Cells” a Utility Patent Application was filed with the USPTO. The inventors listed on the patent application are Michael Green, Scott Frasier, Brian Goodall and Nickolas Eckelberry.

26.
on October 18, 2011, to protect the intellectual property rights for “Systems, Methods and Apparatuses For Dewatering, Flocculating and Harvesting Algae Cells” a PCT application was filed with the USPTO. The inventors listed on the patent application are Michael Green, Scott Frasier, Brian Goodall and Nickolas Eckelberry.

27.
on October 24, 2011 to protect the intellectual property rights for “Method for Extracting Intracellular Products from Microorganisms Using Gas Embolism” a provisional patent application was filed with the USPTO. The inventors listed on the patent application are Ken Reynolds, Paul Reep, Michael Green, and Alex Leshnick.

28.
on November 8, 2011 to protect the intellectual property rights for “A System, Method And Apparatus To Produce Dewatered And Densified Algae Biomass” a provisional patent application was filed with the USPTO. The inventors listed on the patent application are Riggs Eckelberry and William Charneski.

We abandoned the pursuit of two provisional patent filings filed in 2008 relating to “In-Line Lysing And Extraction System For Microorganisms” and “Renewable Carbon Sequestering Method Of Producing Pollution Free Electricity”.  Neither patent is required for our business or products and we are focusing our efforts on the patent applications listed above.

Employees

As of January 11, 2012 , we have 11 full-time employees. We have not experienced any work stoppages and we consider relations with its employees to be good.  On 1 September 2009, CTO Dr. Vikram Pattarkine requested a transition from full-time to part-time employment and accepted a new title as Chief Scientist. On March 1, 2010, he transitioned from part-time employment to consultancy status with a new title of Consulting Scientist. These changes were occasioned by Dr. Pattarkine’s difficulty in relocating to the company headquarters in Los Angeles. Dr. Brian Goodall succeeded Dr. Pattarkine as CTO on 28 June 2010 and resigned effective 15 March 2011, in part to be located closer to family. On 15 March 2011, Paul Reep joined the company as Senior Vice President for Technology, taking over Dr. Goodall’s functions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview of Business

We are currently developing technologies to help companies produce algae using a cost-effective, high-speed manufacturing process to replace petroleum in various applications such as diesel, gasoline, jet fuel, plastics and solvents, in addition to feed, nutritionals and fertilizer. Algae, unlike other bio-fuel feedstock such as corn and sugarcane, do not destroy vital farmlands and rainforests, disrupt global food supplies or create new environmental problems.

We are developing a number of processes in the areas of algae growth and extraction. Based on our initial commercial transactions, we are primarily focused on algae harvesting.

The OriginOil System is designed to control the harvesting of algae, and intended to result in a concentrate which can be either converted by other companies into bio-oil, bio-gas or bio-carbon for refining into fuel and chemicals, or further separated into lipids and biomass for processing by other companies into valuable products.

At this early stage, to prove our system for wide-scale distribution and licensing, we must build, sell and support our system to companies developing such algae production systems. On March 28, 2011, we stated our intention to provide other technologies and integration services to our early stage customers.

Our long-term business model is based on licensing this technology to distributors, manufacturers, engineering service firms, and specialty operators, as well as fuel refiners, chemical and oil companies. We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of developing sales distribution networks or engaging in volume manufacturing.

We have only been engaged in our current and proposed business operations since June 2007, and to date, we have been primarily involved in research and development activities including the sale of our equipment to companies developing production systems.

Reverse Stock Split

Effective on August 11, 2011, a reverse stock split with a ratio of one-for-thirty, whereby each thirty issued and outstanding shares of common stock was combined into one share of common stock became effective (the “Reverse Split”).

Throughout this prospectus, each instance which refers to a number of shares of our common stock, refers to the number of shares of common stock after giving effect to the Reverse Split, unless otherwise indicated.   References to a number of shares of common stock in our historical financial statements for the three month period ended March 31, 2011, for the six month period ended June 30, 2011, for the nine month period ended September 30, 2011 and for the years ended December 31, 2010 and 2009, included in related Forms 10-Q and 10-K, respectively, are reported on a post-Reverse Split basis.

Recent Developments

•
On January 25, 2011, we announced that MBD Energy Ltd. (“MBD”) had committed to purchase an initial OriginOil extraction unit for piloting at one of Australia’s three largest coal-fired power plants. The total value of the purchase order was $150,000, and the initial payment received was $75,000. The next payments due are as follows: $37,500 upon notification ready to ship, and the balance of $37,500 shall be due upon installation.

•
On February 14, 2011 we announced that we had agreed to participate in a pilot scale algae project to be funded by the Mexican government. The project is intended to demonstrate industrial algae production, paving the way for substantial investment by the Mexican government in large-scale jet fuels production.

•
On March 21, 2011, we announced Algae Screen™, a process that keeps algae healthy and productive by selectively eliminating  microscopic predators without the use of chemicals. The announcement was associated with our filing of our twelfth patent application, entitled “Enhancing Algae Growth by Reducing Competing Microorganisms in a Growth Medium.”

•	On March 24, 2011, we agreed to retain the patent law firm of Kirton & McConkie, and subsequently ended our relationship with Workman Nydegger.

•
 On March 28, 2011, we announced a new policy of seamless integration with other vendors, recognizing that our strategic customers want to work with the fewest possible vendors. The new policy will apply only to OriginOil’s direct customers, as we plan to pursue distribution agreements with companies that have global sales networks.

•
On April 12, 2011, we announced that a process partner, World Water Works, Inc. of Oklahoma City, Oklahoma, agreed in principle to distribute OriginOil’s dewatering and extraction systems to its global customer base. The agreement covers product integration, manufacturing and joint marketing.

•
On May 9, 2011, we announced that we formed a co-venture for technology development with BARD Holding, Inc. (“BARD”) of Morrisville, Pensylvania, focusing on BARD’s BA 1000, a patent-pending modular system of Photo BioReactors (PBRs) to cultivate algae at commercial scale, and OriginOil’s harvesting and extraction technology.  On 30 April, 2011, we executed a co-venture agreement with BARD, pursuant to which we shall sell equipment and related services to BARD from time to time under the terms of a global cooperation agreement.

•
 On May 11, 2011, we announced our participation in Ennesys SAS, a French joint venture with UK-based Pacific Junction (PJC UK), and that Ennesys is working with large institutions to develop two separate large-scale algae projects in eco-buildings and marine fuels. OriginOil is an equity partner in Ennesys with Pacific Junction, each holding 22.5% of Ennesys. The remaining shares are owned by the Ennesys management team. On April 29, 2011, we paid PJC UK $20,000 for its shares, which PJC UK had reserved for OriginOil at the inception of Ennesys SAS in late 2010. On April 26, 2011, we executed a co-venture agreement with Ennesys, pursuant to which we shall sell equipment and related services to Ennesys from time to time under the terms of a global cooperation agreement.

•
On May 23, 2011, we announced that we received a firm order for a large-scale extraction system from MBD. Recently, MBD increased the order due to changes in configuration, and issued a purchase order on July 29, 2010. The total value of the purchase order is $850,000 of which $297,500 or 35% was paid on August 5, 2011.

•	On July 27, 2011, we announced that we have selected Pacific Advanced Civil Engineering, Inc. to fast-track the rollout of our Single Step Extraction systems.

•	On August 4, 2011, we announced that we have developed a real-time control network to supervise continuous algae harvesting operations at very large algae productions sites.

•
On September 1, 2011, we announced that our delegates to the Algae World Australia Conference toured our next-generation algae extraction technology at a university-staffed site in North Queens Land, Australia.

•
On September 20, 2011, we announced that we will begin to work with the U.S. Department of Energy's Idaho National Laboratory to develop standards for converting biomass, including algae, into biofuels and other products.

•	On September 29, 2011, we announced that we have identified a new process to increase the efficiency of algae extraction without the use of toxic solvents.

•	On October 11, 2011, we announced that our first Single Step Extraction™ Production System had been shipped to Australia.

•	On October 27, 2011, we announced that our recent development of a new harvest pretreatment process was also found to substantially increase the growth rate of algae cultures.

•	On November 16, 2011, we announced Algae Appliance™, a commercial entry-level algae harvesting system that will help producers process algae at very low cost and without chemicals.

•	On November 30, 2011, we announced the appointment of Dr. Thomas H. Ulrich, a former Idaho National Laboratory scientist, to our board of advisors.

•	On December 8, 2011, we announced a new research agreement U.S. Department of Energy’s Idaho National Laboratory .

Critical Accounting Policies

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

 Revenue Recognition

We recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value of financial instruments requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of September 30, 2011, the amounts reported for cash, prepaid expenses, accounts payable and accrued expenses approximate the fair value because of their short maturities .

Recently Issued Accounting Pronouncements

Management reviewed accounting pronouncements issued during the three months ended September 30, 2011, and no pronouncements were adopted during the period.

Results of Operations

Results of Operations for the three and nine months ended September 30, 2011 compared to the three and nine months ended September 30, 2010.

	Three Months Ended		Nine Months Ended
	September 30, 2011 (Unaudited)	September 30, 2010 (Unaudited)	September 30, 2011 (Unaudited)	September 30, 2010 (Unaudited)
Revenue	$—	$—	$142,500	$—

Operating Expenses, Depreciation and Amortization	1,478,180	1,346,758	3,361,810	2,836,671

Loss from Operations before Other Income/(Expense)	(1,478,180)	(1,346,758)	(3,219,310)	(2,836,671)

Other Income/(Expense)	5,358	1	2,438	38

Loss Before Provision For Taxes	(1,472,822)	(1,346,757)	(3,216,872)	(2,836,633)

Income Taxes	—	—	—	—

Net Loss	$(1,472,822)	$(1,346,757)	$(3,216,872)	$(2,836,633)

Revenue

Revenue for the three months ended September 30, 2011 and 2010 were $0, respectively. Revenue for the nine months ended September 30, 2011 increased to $142,500 as compared to $0 for the nine months ended September 30, 2010. There were no associated costs of goods sold in any of the years represented. We received a deposit of $297,500 associated with a customer purchase order, which was recognized as deferred income on the balance sheet since the criteria for revenue recognition has not been met.

To date we have had minimal revenues due to our focus on product development and testing. Revenues earned were part of a purchase order from MBD Energy for a single step oil extraction and additional piece of equipment.

Operating Expenses

Operating expenses consist of general and administrative expenses, research and development and depreciation and amortization expense.

General and administrative expenses increased by $2,166 to $1,141,494 for the three months ended September 30, 2011, compared to $1,139,328 for the three months ended September 30, 2010. General and administrative expenses increased by $373,882 to $2,629,791 for the nine months ended September 30, 2011, compared to $2,255,909 for the nine months ended September 30, 2010. The increase in general and administrative expenses was due primarily to an increase in professional fees, and non-cash stock compensation cost.

Research and development cost increased by $141,305 to $333,484 for the three months ended September 30, 2011, compared to $192,179 for the three months ended September 30, 2010.  Research and development cost increased by $185,390 to $723,917 for the nine months ended September 30, 2011, compared to $538,527 for the nine months ended September 30, 2010. The increase in research and development costs was primarily due to an increase in salaries, consultant fees and outside services.

Net Loss

Our net loss increased by $126,065 to $1,472,822 for the three months ended September 30, 2011, compared to $1,346,757 for the three months ended September 30, 2010. Our net loss increased by $380,239 to $3,216,872 for the nine months ended September 30, 2011, compared to $2,836,633 for the nine months ended September 30, 2010. The majority of the increase is due to accounting for non-cash stock compensation expense. Currently operating costs exceed revenue because sales are not yet sufficient to cover costs.  We cannot assure when or if revenue will exceed operating costs.

Results of Operations for the year ended December 31, 2010 compared to the year ended December 31, 2009

The following table presents our results of operations for the year ended December 31, 2010 and compared to the year ended December 31, 2009.

	Year Ended
	December 31, 2010 (Audited)	December 31, 2009 (Audited)

Revenue	$45,500	$-

Operating Expenses	4,522,914	4,915,113

Loss from Operations before Other Income/(Expense)	(4,477,414)	(4,915,113)

Other Income/(Expense)	(2,386)	842

Loss Before Provision for Taxes	(4,479,800)	(4,914,271)

Income Taxes	(800)	(800)

Net Loss	$(4,480,600)	$(4,915,071)

Revenue

For the years ended December 31, 2010 and 2009, we generated revenues of $45,500 and $0. There were no associated costs of goods sold in any of the years represented.

To date we have had minimal revenues due to our focus on product development and testing.  Revenues earned were part of a May 2010 agreement to supply MBD Energy with its algae-to-oil technology platform. The first phase, totaling $108,000, is being supplied on a one-year lease-to-own basis, with payments being made quarterly.  In January, 2011, MBD Energy, issued a purchase order for $150,000 to purchase a single step oil extraction and additional piece of equipment.

General and Administrative Expenses

Operating expenses consist of general and administrative expenses, research and development and depreciation and amortization expense.

General and administrative (“G&A”) expenses decreased by $(254,404) to $3,814,538 for the year ended December 31, 2010, compared to $4,068,942 for the prior year ended December 31, 2009. The decrease was primarily due to a decrease of $934,391 in stock warrant compensation expense partially offset by an aggregate increase of $689,663 in salaries, public relations and marketing expense.

Research and development (“R&D”) cost decreased by $(128,052) to $662,347 for the year ended December 31, 2010, compared to $790,399 for the prior year ended December 31, 2009. R&D costs consist primarily of salaries, outside consultants, and supplies for research of product development and testing.

Net Loss

Our net loss decreased by $(434,471) to $(4,480,600) for the year ended December 31, 2010, compared to $(4,915,071) for the prior year ended December 31, 2009. The majority of the decrease is due to the non-cash stock compensation expense and research and development. Currently operating costs exceed revenue because sales are not yet sufficient to cover costs.  We cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

At September 30, 2011 and December 31, 2010, we had cash of $1,311,881and $238,424, respectively and working capital of $480,347 and $227,747, respectively.  This increase in working capital was due primarily to equity financing.  In July 2011, we issued in a private offering debentures in an aggregate principal amount of $1,176,500 together with warrants to purchase an aggregate of 392,170 shares of our common stock resulting in gross proceeds of $1,000,000. As of September 30, 2011, three debenture holders have converted an aggregate principal amount of $235,300 into an aggregate of 98,043 shares of common stock. During the third quarter of 2011, we sold an aggregate of 558,040 shares of our common stock for aggregate proceeds of $1,339,250 in a private offering. During the fourth quarter of 2011, we issued unsecured subordinated convertible notes in the aggregate principal amount of $240,750 and warrants to acquire 260,862 shares of common stock for aggregate proceeds of $240,750 in private offerings.

To date we have principally financed our operations through the sale of our common stock and the issuance of debt.

We do not have any material commitments for capital expenditures during the next twelve months.  Although our proceeds from a recently completed private placement together with revenue from operations are currently sufficient to fund our operating expenses, we will need to raise additional funds in the future so that we can expand our operations. Therefore our future operations are dependent on our ability to secure additional financing.  Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we may have to curtail our marketing and development plans and possibly cease our operations.

Net cash used in operating activities was $(2,396,522) for the nine months ended September 30, 2011, compared to $(2,147,203) for the prior period September 30, 2010. The increase of $(249,319) in cash used in operating activities was due to an increase in prepaid expenses, work in progress, accounts payable, deferred income, and derivative liability. The net loss includes non-cash expenses of depreciation, stock issued for services, amortization of debenture discount, gain on change in derivative, and stock compensation expense. Currently operating costs exceed revenue because sales are not yet significant. Net cash flows used in investing activities was $(114,196) for the nine months ended September 30, 2011, as compared to $(18,233) for the prior period September 30, 2010. The increase in cash used in investing activities was due to an increase in expenditures for tangible and intangible assets, and an increase in investments in the current period.   Net cash flows provided by financing activities was $3,584,175 for the nine months ended September 30, 2011, as compared to $1,936,608 for the prior period September 30, 2010. The increase in cash provided by financing activities was due to equity and debt financing.

Net cash used in operating activities for the year ended December 31, 2010 was $(2,728,430) compared to $(2,678,694) for the prior year ended December 31, 2009.  The increase in net cash used in operating activities was primarily due to the decreased non-cash stock compensation expense of $712.991 in conjunction with an increase in accounts payable, other payables, other receivables, and a decrease in prepaid expense. Net cash used in investing activities was $(43,233) for the year ended December 31, 2010, compared to $(24,511) for the prior year ended December 31, 2009. The increase of cash used by investing activities was due primarily to an increase in expenditures for patents and small tangible assets. Net cash flows provided from financing activities was $2,653,908 for the year ended December 31, 2010, as compared to $2,479,329 for the prior year ended December 31, 2009. The increase in cash provided from financing activities was due primarily to proceeds received from the issuance of common stock.

We have estimated our current average burn, and believe that we have assets to ensure that we can function without liquidation over the next twelve months, due to our cash on hand, growing revenue, and our ability to raise money from our investor base.  Based on the aforesaid, we believe we have the ability to continue our operations for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of operations.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Related Party Transactions

We are currently not party to any related party transactions.

 DESCRIPTION OF PROPERTY

Our principal offices are located at 5645 West Adams Blvd., Los Angeles, CA 90016. We rent 7,500 square feet of space in a corporate building at a current monthly rent of $10,123.78. Our lease expires May 30, 2012 and is extendable under certain conditions until August 31, 2016.

 LEGAL PROCEEDINGS

 From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each. There are no family relationships among any of our directors and executive officers.

Name	Age	Position
T. Riggs Eckelberry	59	Chief Executive Officer, Chairman of the Board of Directors, Secretary, Treasurer, President and acting Chief Financial Officer.

Ivan Ivankovich	44	Director

Paul Reep	62	Senior Vice President of Technology and Director

T. Riggs Eckelberry - Chief Executive Officer, Chairman of the Board of Directors, Secretary, Treasurer, President and acting Chief Financial Officer.

Mr. Eckelberry has served as our Chief Executive Officer, Chairman, Secretary, Treasurer, President and acting Chief Financial Officer since our inception in June 2007. Mr. Eckelberry, co-inventor of the Company’s technology, brings his veteran technology management skills to the alternative energy sector. In 2007, he developed and launched OriginOil. As President and COO of CyberDefender Corporation from 2005 to 2006, he was instrumental in building the company and its innovative product line, helping to achieve initial funding and a public company filing at the end of 2006. Previously, as founder and President of TechTransform, a technology consulting firm, he specialized in high tech launches and turnarounds, helping to turn around YellowPages.com in 2004, resulting in its sale for $100 million to SBC/BellSouth, and in 2003 helping to make Panda Software a key player in the US market as the General Manager of its US unit. During the high tech boom of the 1990s, he was responsible for the global brand success of the software product, CleanSweep; as Chief Operating Officer of MicroHouse Technologies, he drove record sales and a modernization of the company’s technology, helping to achieve a successful sale of the company to Earthweb; and as VP Marketing of venture-backed TriVida, he was a key member of the team that commercialized the company’s technology and achieved the sale of this technology company to BeFree, Inc. (now part of ValueClick: VCLK).  As one of the founders of the Company and a recognized expert in the algae oil area, Mr. Eckelberry’s experience and qualifications are essential to the Board of Directors.

Ivan Ivankovich - Director

Mr. Ivankovich has served as our director since our inception in June 2007. Ivan Ivankovich has over 20 years of financial and operational expertise. Since 2006 to present, he has served as consultant and advisor to several technology companies. From 2005 to 2006, he served as the managing director of VisionPoint Capital, a boutique investment bank, advising clients in the middle market. From 2003 to 2005, he served as the Chief Financial Officer of YellowPages.com, an on-line directory of national and local merchants. Prior to YellowPages.com, from 2001 to 2003, he served as Vice President of Portfolio Operations at Platinum Equity, a global acquisition firm where he managed and operated certain of its portfolio companies. Over the years, he also served as a senior financial executive for venture-backed companies such as, HealthAllies and TriVida Corporation, which was acquired by Befree Inc. (now part of ValueClick: VCLK). He started his career with Ernst & Young in their audit practice in Los Angeles. A Certified Public Accountant and a member of the California Society of CPAs, he earned his B.A. in Business Economics with an emphasis in accounting from the University of California, Santa Barbara.  Mr. Ivankovich’s financial experience is invaluable to the Company and necessary to the function of the Board of Directors at this point in its development.

Paul Reep – Senior Vice President of Technology and Director

Mr. Reep has served as our Senior Vice President of Technology and director since March 2011. With more than 25 years of senior management experience in technology and engineering, Mr. Reep has a proven ability for facilitating government and private sector partnerships, including a major multi-agency technology transfer initiative with the Departments of Commerce, Energy, Interior, Agriculture, and the Environmental Protection Agency. The result of this work is still ongoing at the Department of Energy, where bio-energy is a key mission area.  Mr. Reep joins the Company from the USC Stevens Institute for Innovation where he served as Manager of Technology Advancement and Licensing from 2007 to 2011.  Prior to his work at the USC Stevens Institute for Innovation, Mr. Reep was President and Chief Technology Officer of Manakoa Services from 2005 to 2007.  Mr. Reep also served as the Chief Technology Officer of Applied DNA Sciences from 2004 to 2007.  Paul’s experience with developing technology companies contributes to the Board of Directors during this stage in the Company’s growth.

Election of Directors

Our directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business.  The directors must be present at the meeting to constitute a quorum.  However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

Committees of the Board of Directors

We have not formally designated a nominating committee, an audit committee, a compensation committee, or committees performing similar functions. Based on the size of our company, our Board of Directors has not yet designated such committees.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all our directors, officers (including our chief executive officer, chief financial officer and any person performing similar functions) and employees. We have made our Code of Ethics available on our website at www.originoil.com.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation (including cash bonuses) paid or accrued by us to our Chief Executive Officer from January 1, 2008 to December 31, 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($)s	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ()	All other Compensation	Total ($)

T. Riggs Eckelberry Chief Executive Officer	2008	260,000	0	0	0	0	0	260,000
	2009	260,000	110,000	0	0	0	0	370,000
	2010	260,000	100,000	0	0	0	0	360,000

Employment Agreements

 We currently have no employment agreements with our executive officers.  We currently pay the Chief Executive Officer an annual salary of $260,000. Bonus payments, if any, the determined by the Board of Directors.

Independent members of our Board of Directors, acting as a compensation committee, reviewed the compensation policies and practices relating to the compensation provided to our employees to determine whether such policies and practices are reasonably likely to have a material adverse effect on the Company.  Based on such review, we determined that any risks associated with our compensation policies and practices were not reasonably likely to have a material adverse effect on us.  In reaching that conclusion, the directors considered, among other factors, that salary and annual bonus programs, the two primary methods of compensation provided to our employees, were appropriately mitigated because salary levels and bonuses are generally discretionary in nature and considered on an annual basis.  In addition, we considered the overall level of our pay practices, including our incentive compensation awards and practices, in making this determination.

Employee Benefit Plans

Beginning June 1, 2008, we implemented a company health plan for our employees.

Compensation of Directors

Our directors currently do not receive monetary compensation for their service on the Board of Directors.  Directors may receive compensation for their services in the future and reimbursement for their expenses as shall be determined from time to time by resolution of the Board of Directors.

In 2009, Ivan Ivankovich and Adam Meislik, both independent directors at the time of issuance, were granted warrants, exercisable at $9.30 (after giving effect to the Reverse Split), that expire on July 1, 2014.  After giving effect to the Reverse Split, Ivan Ivankovich received 33,334 warrants, valued at $179,417, using the Black Scholes method.  After giving effect to the Reverse Split, Adam Meislik received 66,667 warrants, valued at $358,833 using the Black Scholes method. In 2010, they were granted warrants to purchase 66,667 shares of our common stock, exercisable at $6.00, that expire on December 22, 2015 after giving effect to the Reverse Split.  The warrants were valued at $220,000 using the Black-Scholes method.

The compensation paid by us to the non-employee directors for fiscal year 2010 is set forth in the table below:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	All Other Compensation ($) (g)	Total ($) (h)
Ivan Ivankovich	-	-	220,000	-	-	220,000
Adam Meislik	-	-	220,000	-	-	220,000

On March 9, 2011, Adam Meislik resigned from our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 11, 2011 by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, and (iv) each person who beneficially owns more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC. The percentage ownership of each beneficial owner is based on 7,694,340 outstanding shares of common stock after giving effect to the Reverse Split. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Title of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares
T. Riggs Eckelberry, Chief Executive Officer, Chairman, Secretary, Treasurer, President and aciting Chief Financial Officer	1,242,810	16. 2%

Ivan Ivankovich, Director (2)	115,001	1.5%

Paul Reep, Senior Vice President of Technology and Director (3)	73,501	* %

Nicholas Eckelberry	500,000	6.5%

Directors and executive officers as a group (3 persons)	1,431,312	18.6%

(1)	Amounts set forth in the table and footnotes gives effect to a one-for-thirty reverse stock split that we effected on August 11, 2011.

(2)
Represents 15,000 shares of our common stock, a warrant to purchase 33,333 shares of our common stock at a price of $9.30 per share, and a warrant to purchase 66,667 shares of our common stock at a price of $6.00 per share.

(3)
Represents 2,667 shares of our common stock, a warrant to purchase 25,000 shares of our common stock at a price of $9.30 per share, a warrant to purchase 33,333 shares of our common stock at a price of $6.90 per share, and an option to purchase 12,500 shares of our common stock at a price of $4.20 per share.

PLAN OF DISTRIBUTION

The offering is being conducted on a best efforts basis and unless we engage an underwriter, broker dealer or selling agent, securities in this offering shall be sold by our officers and directors. None of these officers or directors will receive any commission or compensation for the sale of the securities.  The offering will be presented by us primarily through mail, telephone, electronic transmission and direct meetings in those states in which we have registered the securities or exempt from registering the securities. There can be no assurance that all, or any, of the shares and warrants will be sold in the offering.

Pursuant to the provisions of Rule 3a4-1 of the Securities Exchange Act of 1934, we believe that none of our officers or directors offering the shares and warrants is considered to be a broker of such securities as (i) no such officer or director is subject to any statutory disqualification, (ii) no such officer or director is nor will be compensated by commissions for sales of the securities, (iii) no such officer or director is associated with a broker or dealer, (iv) all such officers or directors perform substantial duties the Company other than in connection with transactions in securities, and (v) no such officer or director participates in offering and selling securities more than once every 12 months other than as permitted under Rule 3a4-1.

We have no current arrangements nor have we entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the securities, but we reserve the right to enter into such arrangements and agreements.  If we engage one or more underwriters, broker-dealers or selling agents and enter into any such arrangement(s), the securities will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s). See “Plan of Distribution” beginning on page 32 of this prospectus for more information on this offering. We reserve the right to compensate underwriters, broker-dealers or selling agents that sell securities in this offering with a cash commission of no more than [___] % of the gross proceeds from the securities sold by them.

State securities laws require either that a company’s securities be registered for sale or that the securities themselves or the transaction under which they are issued, be exempt from registration. Because our common stock is quoted on the OTC Bulletin Board and not listed on a national securities exchange, exemptions will generally not be available and this offering must be registered in nearly all states and jurisdictions in which the shares and warrants are to be offered or sold. We will apply to register the shares and warrants, or will seek to obtain an exemption from registration, only in certain states. In the states that require registration, and in which applications are filed, shares and warrants will not be sold to retail customers until such registration is effective. In addition, if we register the shares and warrants in the State of California, sales will only be made to residents of California who have not less than (i) a $60,000 liquid net worth (exclusive of home, home furnishings and automobile) plus $60,000 gross annual income, or (ii) a $225,000 liquid net worth.

Institutional investors may purchase shares and warrants in the offering pursuant to exemptions provided for sales to such entities under the laws of various states. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase shares and warrants in this offering only if you reside in the jurisdictions where there is an effective registration or exemption, and, if required, meet any requisite suitability standards.

We have not taken any action to permit a public offering of our securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of shares and the distribution of the prospectus outside the United States.

Investors can purchase common stock and warrants in this offering by completing a Subscription Agreement, a copy of which is filed as Exhibit 99.1 to the registration statement of which this prospectus is a part, and sending it together with payment in full. All payments must be made in United States currency either by wire transfer,  personal check, bank draft, or cashier check. There is no minimum subscription requirement. All subscription agreements and checks are irrevocable. We expressly reserve the right to either accept or reject any subscription. Any subscription rejected will be returned to the subscriber within five business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Articles of Incorporation, as amended, authorize the issuance of 18,333,334 shares of capital stock, of which there are 16,666,667 authorized shares of common stock, par value $0.0001 per share, and 1,666,667 authorized shares of preferred stock, par value $0.0001 per share.  On August 11, 2011, a thirty-for-one reverse stock split became effective.

As of January 11, 2012, we had issued and outstanding:

•	an aggregate of 7,694,340 of common stock;

•	0 shares of preferred stock;

•
an aggregate of 499,797 shares of common stock issuable upon the exercise of stock options outstanding as of January 11, 2012 at a weighted average exercise price of $6.04 per share under our OriginOil 2009 Incentive Stock Plan;

•
an aggregate of 2,077,801 shares of our common stock issuable upon exercise of warrants with expiration dates between July 1, 2014 and October 4, 2016 at exercise prices ranging from $1.90 to $10.20 per share; and

•
an aggregate of 480,684 shares of our common stock issuable upon conversion of convertible debentures including shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the convertible debentures in shares of common stock;

Description of Common Stock

We are authorized to issue 16,666,667 shares of common stock, par value $0.0001 per share after giving effect to the Reverse Split. As of January 11, 2012, we had 7,694,340 shares of common stock outstanding after giving effect to the Reverse Split.

The holders of the shares of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon the liquidation, dissolution or winding up of our affairs. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of our outstanding voting securities can elect all of the directors of the Company.

The payment by us of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in its business.

Warrants

In connection with this offering, we will issue warrants to purchase up to           shares of common stock. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $         per share for a period of          years. After the expiration of the exercise period, warrant holders will have no further rights to exercise such warrants.

The warrants may be exercised only for full shares of common stock, and may be exercised on a “cashless” basis if the registration statement covering the shares issuable upon exercise of the warrants is no longer effective and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144. . We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock. Warrant holders do not have any voting or other rights as a stockholder of our company. The exercise price and the number of shares of common stock purchasable upon the exercise of each warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions, and splits.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our articles of incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents of the Company to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.   Sichenzia Ross Friedman Ference LLP beneficially owns 12,500 shares of our common stock.

EXPERTS

HJ Associates & Consultants, LLP our  independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2010 and 2009 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.
.
WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of OriginOil, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

FINANCIAL INFORMATION INDEX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
OriginOil, Inc.
Los Angeles, California

We have audited the balance sheets of OriginOil, Inc. as of December 31, 2010 and 2009, and the related statements of operations, shareholders' equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OriginOil, Inc. as of December 31, 2010 and 2009, and the results of its operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3, the financial statements as of and for the years ended December 31, 2010 and 2009 have been retrospectively presented to reflect a one for thirty reverse stock split which became effective August 11, 2011.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 30, 2011, except for Notes 3, 4 and 8 for which the date is September 1, 2011

ORIGINOIL, INC.
BALANCE SHEETS

	December 31, 2010	December 31, 2009

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$238,424	$356,179
Prepaid expenses	86,996	32,867
Other receivables	14,018	-

TOTAL CURRENT ASSETS	339,438	389,046

PROPERTY & EQUIPMENT
Machinery & equipment	1,372	1,372
Furniture & fixtures	27,056	27,056
Computer equipment	26,304	22,268
Leasehold improvements	94,914	94,914
	149,646	145,610
Less accumulated depreciation	(114,927)	(68,898)

NET PROPERTY & EQUIPMENT	34,719	76,712

OTHER ASSETS
Patent	84,833	45,636
Trademark	4,467	4,467
Security deposit	9,650	9,650

TOTAL OTHER ASSETS	98,950	59,753

TOTAL ASSETS	$473,107	$525,511

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$56,288	$1,391
Accrued expenses	46,942	52,985
Credit card payable	-	470
Other payables	8,461	872

TOTAL LIABILITIES	111,691	55,718

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 1,666,667 authorized preferred shares	-	-
Common stock, $0.0001 par value; 16,666,667 authorized common shares 6,153,656 and 5,310,708 shares issued and outstanding	615	531
Additional paid in capital	11,524,341	7,175,662
Common stock subscription payable	184,500	161,040
Deficit accumulated during the development stage	(11, 348 ,040)	(6,867,440)

TOTAL SHAREHOLDERS' EQUITY	361,416	469,793

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$473,107	$525,511

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENTS OF OPERATIONS

	Years Ended
	December 31, 2010	December 31, 2009

REVENUE	$45,500	$-

General & administrative expenses	3,814,538	4,068,942
Research & development	662,347	790,399
Depreciation & amortization expense	46,029	55,772

TOTAL OPERATING EXPENSES	4,522,914	4,915,113

LOSS FROM OPERATIONS BEFORE OTHER INCOME/(EXPENSE)	(4,477,414)	(4,915,113)

OTHER INCOME/(EXPENSE)
Interest income	6	29
Dividend income	32	899
Penalties	(2,424)	(86)

TOTAL OTHER INCOME/(EXPENSES)	(2,386)	842

LOSS BEFORE PROVISION FOR TAXES	(4,479,800)	(4,914,271)

Income taxes	(800)	(800)

NET LOSS	$(4,480,600)	$(4,915,071)

BASIC LOSS PER SHARE	$(0.80)	$(0.98)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING BASIC AND DILUTED	5,571,221	5,031,386

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY

					Deficit
					Accumulated
			Additional	Common	during the
	Common stock		Paid-in	Stock	Development
	Shares	Amount	Capital	Payable	Stage	Total
Balance at December 31, 2008	4,806,002	$481	$1,841,917	$804,200	$(1,952,369)	$694,229

Common stock issued for cash and subscription payable	504,706	50	3,125,453	(643,160)	-	2,482,343

Options and warrant compensation expense	-	-	2,211,306	-	-	2,211,306

Stock issuance cost	-	-	(3,014)	-	-	(3,014)

Net Loss for the year ended December 31, 2009	-	-	-	-	(4,915,071)	(4,915,071)
Balance at December 31, 2009	5,310,708	531	7,175,662	161,040	(6,867,440)	469,793

Common stock issued for cash and subscription payable	772,312	77	2,632,773	25,860	-	2,658,710

Common stock issued for services	30,970	3	221,397	-	-	221,400

Common stock issued for prepaid marketing	33,333	3	219,997	-	-	220,000

Exercise of Class A warrants	6,333	1	22,799	(2,400)	-	20,400

Options and warrant compensation expense	-	-	1,276,915	-	-	1,276,915

Stock issuance cost	-	-	(25,202)	-	-	(25,202)

Net loss for the year ended December 31, 2010	-	-	-	-	(4,480,600)	(4,480,600)

Balance at December 31, 2010	6,153,656	$615	$11,524,341	$184,500	$(11,348,040)	$361,416

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENTS OF CASH FLOWS

	Year Ended
	December	December
	31, 2010	31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,480,600)	$(4,915,071)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation & amortization	46,029	55,772
Common stock issued for services	221,400	-
Stock compensation expense	1,276,915	2,211,306
Changes in Assets and Liabilities
(Increase) Decrease in:
Prepaid expenses	165,871	(15,938)
Other receivables	(14,018)	-
Increase (Decrease) in:
Accounts payable	54,897	(16,480)
Accrued expenses	(6,043)	31,102
Credit card payable	(470)	(1,837)
Other payable	7,589	(27,548)

NET CASH USED IN OPERATING ACTIVITIES	(2,728,430)	(2,678,694)

CASH FLOWS USED FROM INVESTING ACTIVITIES:
Patent and trademark expenditures	(39,197)	(19,807)
Purchase of fixed assets	(4,036)	(4,704)

NET CASH USED IN INVESTING ACTIVITIES	(43,233)	(24,511)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock subscription payable	184,500	161,040
Proceeds from exercise of warrants	20,400	-
Proceeds for issuance of common stock, net of stock issuance cost	2,449,008	2,318,289

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,653,908	2,479,329

NET DECREASE IN CASH	(449,497)	(223,876)

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	356,179	580,055

CASH & CASH EQUIVALENTS, END OF YEAR	$238,424	$356,179

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$-
Taxes paid	$800	$800

SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS
Stock issued for marketing services	$424,400	$-

The accompanying notes are an integral part of these financial statements

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

1.     ORGANIZATION AND LINE OF BUSINESS

Organization
OriginOil, Inc. (the "Company") was incorporated in the state of Nevada on June 1, 2007.  The Company, based in Los Angeles, California, began operations on June 1, 2007 to develop and market a renewable oil technology. The Company began planned principle operations in December, 2010 and thus has exited the development stage.

Line of Business
OriginOil is a pure technology company. The technology will produce "new oil" from algae,  through a cost-effective, high-speed manufacturing process. This endless supply of new oil can be used for many products such as diesel, gasoline, jet fuel, plastics and solvents without the global warming effects of petroleum.

Liquidity
The Company has estimated its’ current average burn, and has assets to ensure that it can function without liquidation over the next twelve months, due to its’ cash on hand, growing revenue, and the Company’s ability to raise money from their investor base, as evidenced by its’ most recent round ending January 20, 2011. Also, the Company has purchase orders totaling $263,000 from a customer, in addition to estimated potential revenue of $1 million that could be attained in the current year 2011. The Company has the ability to continue its’ operations for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of operations.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of OriginOil, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Revenue Recognition
We recognize revenue upon delivery of equipment, provided that evidence of an arrangement exists, title, and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.  Title to the equipment transferred to the customer once the last payment is received. We record revenue as it is received, and the equipment has been fully accepted by the customer. Returns are based upon each rent-to-own agreement, and revenue would be adjusted based on a pro-rata basis on the unused months of quarterly payments. Generally, we extend credit to our customers and do not require collateral.  We do not ship a product until we have either a purchase agreement or rental agreement signed by the customer with a payment arrangement.  This is a critical policy, because we want our accounting to show only sales which has a final payment arrangement.

We also recognize revenue for services associated with the equipment setup, provided it is part of the rent-to-own agreement.

Cash and Cash Equivalent
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements.  Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Property and Equipment
Property and equipment are stated at cost, and are depreciated using straight line over its estimated useful lives:

Leasehold improvements	2 years
Computer equipment	5 Years
Furniture & fixtures	7 Years
Machinery & equipment	10 Years

Depreciation expense for the years ended December 31, 2010 and 2009, was $46,029 and $55,772, respectively.

Fair Value of Financial Instruments
Fair Value of Financial Instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2010 and 2009, the amounts reported for cash, prepaid expenses, accounts payable, and accrued expenses, approximate the fair value because of their short maturities.

Investments
Certificate of Deposits with banking institutions are short-term investments with initial maturities of more than 90 days. The carrying amount of these investments is a reasonable estimate of fair value due to their short-term nature.

Loss per Share Calculations
Loss per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. No shares for employee options or warrants were used in the calculation of the loss per share as they were all anti-dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2010 and 2009, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Income Taxes
The Company uses the liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development
Research and development costs are expensed as incurred.  Total research and development costs were $662,347 and $790,399 for the years ended December 31, 2010 and 2009, respectively.

Advertising Costs
The Company expenses the cost of advertising and promotional materials when incurred.  Total advertising costs were $183,669 and $175,647 for the years ended December 31, 2010 and 2009, respectively.

Stock-Based Compensation

Share based payments applies to transactions in which an entity exchanges its equity instruments for goods or services, and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. We will be required to follow a fair value approach using an option-pricing model, such as the Black Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. The adoption of share based compensation has no material impact on our results of operations.

Reclassification
Certain expenses for the period ended December 31, 2009 were reclassified to conform to the expenses for the period ended December 31, 2010.

        Recently Issued Accounting Pronouncements
Management reviewed accounting pronouncements issued during the year ended December 31, 2010, and adopted the following pronouncements:

The Company adopted accounting pronouncement ASC TOPIC 605 for “Revenue Recognition”,  to recognize revenue when earned. An entity’s revenue earning activities involve delivering or producing goods, rendering services, or other activities that constitute its ongoing operation and revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues.  The adoption of this pronouncement did not have a material effect on the Company's financial statements.

The Company adopted accounting pronouncement ASC TOPIC 855 for “Subsequent Events”, whereby an entity shall recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. The adoption of this pronouncement did not have a material effect on the Company’s financial statements.

The Company adopted ASC TOPIC 730 accounting pronouncement for “Research and Development Costs” associated with materials, equipment, and facilities. The cost of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses shall be capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses and therefore no separate economic values are research and development costs at the time the costs are incurred.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

3.     CAPITAL STOCK

All share amounts have been retrospectively presented to reflect the one-for-thirty (1:30) reverse stock split that became effective August 11,2011.

During  the year ended December 31, 2010, the Company issued through a private placement  772,312 shares of common stock and subscription payable for $2,658,710 in cash; issued 30,970 shares of common stock for services at a fair value of $221,400; 33,333 shares of common stock for prepaid marketing at fair value of $220,000. Also, the Company received $20,400 in cash for exercisable Class A warrants to purchase 6,333 shares of common stock; During the year ended December 31, 2009, the Company issued through a private placement 504,706 shares of common stock and subscription payables for $2,482,343.

4.       STOCK OPTIONS AND WARRANTS

The Company adopted a Stock Option Plan for the purposes of granting stock options to its employees and others providing services to the Company, which reserves and sets aside for the granting of Options for Five Hundred Thousand (500,000) shares of Common Stock.  Options granted under the Plan may be either Incentive Options or Nonqualified Options and shall be administered by the Company's Board of Directors ("Board").  Each Option shall be exercisable to the nearest whole share, in installments or otherwise, as the respective Option agreements may provide. Notwithstanding any other provision of the Plan or of any Option agreement, each Option shall expire on the date specified in the Option agreement, which date shall not be later than the tenth (10 th ) anniversary from the effective date of this option.  During the years ended December 31, 2010 and 2009, the Company granted 388,833 and 138,333 stock options, respectively. The stock options vest as follows: 1/48 every 30 days thereafter until the remaining stock options have vested. The stock options are exercisable for a period of five years from the date of grant at an exercise price between $4.50 and $9.60 per share.

	2010	2009
Risk free interest rate	1.17%-2.04%	2.29%
Stock volatility factor	1%	1%
Weighted average expected option life	5 years	5 years
Expected dividend yield	None	None

A summary of the Company’s stock option activity and related information follows:

	2010		2009
		Weighted		Weighted
	Number	average	Number	average
	of	exercise	of	exercise
	Options	price	Options	price
Outstanding, beginning of period	138,333	$9.30	-	$-
Granted	388,833	6.30	138,333	9.30
Exercised	-	-	-	-
Forfeited/Expired	(28,875)	(9.30)	-	-
Outstanding, end of period	498,291	$7.20	138,333	$9.30
Exercisable at the end of period	59,533	$3.60	10,896	$9.30
Weighted average fair value of options granted during the period		$6.30		$9.30

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

4.     STOCK OPTIONS AND WARRANTS (Continued)

The weighted average remaining contractual life of options outstanding issued under the plan as of December 31, 2010 was as follows:

			Average
	Stock	Stock	Remaining
Exercisable	Options	Options	Contractual
Prices	Outstanding	Exercisable	Life (years)
$9.60	6,250	2,072	2.50
$6.69	208	32	2.50
$9.60	88,000	29,173	3.68
$8.40	3,333	1,025	3.77
$9.00	15,000	4,541	3.79
$6.90	90,000	13,870	4.39
$7.20	101,667	6,963	4.73
$4.50	33,333	868	4.90
$6.00	160,500	989	4.98
	498,291	59,533

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the financial statements of operations during the year ended December 31, 2010, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of December 31, 2010 based on the grant date fair value estimated, and compensation expense for the stock-based payment awards granted subsequent to December 31, 2010, based on the grant date fair value estimated. We account for forfeitures as they occur. The stock-based compensation expense recognized in the statement of income during the years ended December 31, 2010 and 2009 is $235,115 and $57,806, respectively.

Warrants
During the years ended December 31, 2010 and 2009, the Company granted 354,667 and 400,000 warrants for services, respectively, determined using the Black Scholes pricing model.

	2010	2009
Risk free interest rate	1.51% - 2.5%	2.41% - 2.5%
Stock volatility factor	1%	1%
Weighted average expected option life	5 years	5 years
Expected dividend yield	None	None

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

4.     STOCK OPTIONS AND WARRANTS (Continued)

During the years ended December 31, 2010 and 2009, the Company issued warrants for services. A summary of the Company’s warrant activity and related information follows:

	Year End		Year End
	December 31, 2010		December 31, 2009
		Weighted		Weighted
		average		average
		exercise		exercise
	Options	price	Options	price
Outstanding -beginning of year	400,000	$9.30	-	$-
Granted	354,667	3.30	400,000	9.30
Exercised	-	-	-	-
Forfeited	(20,833)	(9.30)	-	-
Outstanding - end of year	733,834	$4.20	400,000	$9.30

At December 31, 2010, the weighted average remaining contractual life of warrants outstanding:

			Weighted
			Average
			Remaining
Exercisable	Warrants	Warrants	Contractual
Prices	Outstanding	Exercisable	Life (years)
$5.40	323,333	323,333	3.50
$5.70	30,000	30,000	3.63
$4.80	17,500	17,500	3.81
$4.80	8,333	8,333	3.87
$4.20	667	667	4.08
$4.80	5,000	5,000	4.41
$3.60	33,334	33,334	4.48
$3.00	7,333	7,333	4.59
$2.40	11,667	11,667	4.70
$3.60	8,333	8,333	4.73
$3.60	33,334	33,334	4.75
$1.80	8,333	8,333	4.83
$1.80	33,334	33,334	4.90
$1.80	13,333	13,333	4.92
$3.30	166,667	166,667	4.98
$3.30	33,333	33,333	4.99
	733,834	733,834

Warrants with a fair value of $1,041,800 and $2,153,500 determined using the Black Scholes pricing model, was recognized in the statement of income for the years ended December 31, 2010 and 2009, respectively.

Warrants with a fair value of $17,000 determined using the Black Scholes pricing model, was recognized in the balance sheet for the year ended December 31, 2010, for common stock issuance cost. Also, the Company offered investors through a private placement Class A warrants to purchase one share of common stock exercisable at a price of $7.50 per share within six months or Class B warrants to purchase one share of common stock exercisable at a price of $10.50 per share within three years after the completion of the offering.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

5.     INTANGIBLE ASSETS

Intangible assets that have finite useful lives continue to be amortized over their useful lives, and are reviewed for impairment when warranted by economic condition.

	2010	2009
Patents	$84,833	$45,636
Trademarks	4,467	4,467
	$89,300	$50,103

As of December 31, 2010 and 2009, the patents are in the process of being approved, and will be amortized over their useful lives once approved.

6.   INCOME TAXES

The Company files income tax returns in the U.S. Federal jurisdiction, and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2008.

Deferred income taxes have been provided by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. To the extent allowed by GAAP, we provide valuation allowances against the deferred tax assets for amounts when the realization is uncertain.Included in the balance at December 31, 2010 and 2009, are no tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company's policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the periods ended December 31, 2010 and 2009, the Company did not recognize interest and penalties.

7.     DEFERRED TAX BENEFIT

At December 31, 2010, the Company had net operating loss carry-forwards of approximately $7,585,000, which expire at dates that have not been determined. No tax benefit has been reported in the December 31, 2010 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2010 and 2009 due to the following:

	2010	2009
Book income	$(1,764,737)	$(1,966,029)
State tax expense	(320)	(320)
Depreciation	9,449	7,044
M & E	3,303	3,966
Related party accruals	16,664	-
R&D	23,951	(12,884)
Non deductible stock compensation	511,736	884,557

Valuation Allowance	1,199,954	1,083,666

Income tax expense	$-	$-

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

7.     DEFERRED TAX BENEFIT (continued)

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        Net deferred tax liabilities consist of the following components as of December 31, 2010 and 2009.

	2010	2009
Deferred tax assets:
NOL carryover	$3,034,082	$1,876,125
R & D carryover	60,435	20,788
Contributions carryover	332	-
Accrued vacation payable	16,664	-

Deferred tax liabilites:
Depreciation	(7,378)	(16,827)

Less Valuation Allowance	(3,104,135)	(1,880,086)

Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

8.     SUBSEQUENT EVENTS

Management evaluated subsequent events as of the date of the financial statements pursuant to ASC TOPIC 855.

As of January 14, 2011, the Company issued a purchase order to a customer in the amount of $150,000 to purchase a single step oil extraction and electron-flocculation piece of equipment.

As of February 2, 2011, the Company issued 833 shares to purchase shares of common stock for services.

On February 3, 2011, T. Riggs Eckelberry, Chairman of the Board and Chief Executive Officer of OriginOil, Inc. (the "Company"), entered into a pre-arranged stock trading plan (the "Plan") with a broker to sell shares of Company’s common stock owned by him.  The Plan was established under Rule 10b-5-1 of the Securities Exchange Act of 1934, as amended.

As of February 11, 2011, the Company received cash of $1,278,140 for subscription payables  to purchase 532,558 shares of common stock through a private placement.

On March 9, 2011, Adam Meislik resigned from the Board of Directors of OriginOil (the “Company”). To fill the vacancy created by Mr. Meislik’s resignation, the Company appointed Paul Reep to the Board of Directors and also appointed him as the Company’s Senior Vice President of Technology.

On March 18, 2011, the Company granted 8,333 warrants for services exercisable at $6.30 per share having a 5 year term, and a provision for a cashless exercise.

On July 19, 2011, the Company authorized a one-for-thirty (1:30) reverse stock split, which became effective August 11, 2011. All share amounts have been retroactively presented in the financial statements reflecting this reverse split.

ORIGINOIL, INC.
BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,311,881	$238,424
Accounts receivable	37,500	-
Work in progress	136,473	-
Prepaid expenses	230,857	86,996
Other receivables	5,883	14,018

TOTAL CURRENT ASSETS	1,722,594	339,438

PROPERTY & EQUIPMENT
Machinery and equipment	27,783	1,372
Furniture and fixtures	27,056	27,056
Computer equipment	26,304	26,304
Leasehold improvements	94,914	94,914
	176,057	149,646
Less accumulated depreciation	(123,029)	(114,927)

NET PROPERTY & EQUIPMENT	53,028	34,719

OTHER ASSETS
Equity Investment	20,000	-
Patent	152,618	84,833
Trademark	4,467	4,467
Security deposit	9,650	9,650

TOTAL OTHER ASSETS	186,735	98,950

TOTAL ASSETS	$1,962,357	$473,107

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$127,972	$56,288
Accrued expenses	78,066	46,942
Deferred income	350,663	-
Derivative liability	476,599	-
Convertible debenture, net of discount	208,947	-
Other payables	-	8,461

TOTAL LIABILITIES	1,242,247	111,691

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value;
1,666,667 authorized preferred shares	-	-
Common stock, $0.0001 par value;
16,666,667 authorized common shares
7,537,160 and 6,153,656 shares issued and outstanding	753	615
Additional paid in capital	15,284,269	11,524,341
Common stock subscription payable	-	184,500
Deficit accumulated during the development stage	(14,564,912)	(11,348,040)

TOTAL SHAREHOLDERS' EQUITY	720,110	361,416

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,962,357	$473,107

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Sales	$-	$-	$142,500	$-

Cost of Goods Sold	-	-	-	-

Gross Profit	-	-	142,500	-

Operating Expenses
Selling, general and administrative expenses	1,141,494	1,139,328	2,629,791	2,255,909
Research and development cost	333,484	192,179	723,917	538,527

Total Operating Expenses	1,474,978	1,331,507	3,353,708	2,794,436

Loss before Depreciation and Amortization	(1,474,978)	(1,331,507)	(3,211,208)	(2,794,436)

Depreciation and amortization	3,202	15,251	8,102	42,235

Loss from Operatings before Other Income/(Expense)	(1,478,180)	(1,346,758)	(3,219,310)	(2,836,671)

Other Income/(Expense)
Interest income	-	-	1	6
Dividend income	-	1	-	32
Gain/(Loss) on derivative	462,643	-	462,643	-
Amortization of debt discount	(444,247)	-	(444,247)	-
Penalties	-	-	(2,384)	-
Interest expense	(13,038)	-	(13,575)	-

Total Other Income/(Expenses)	5,358	1	2,438	38

Loss before Provision for Taxes	(1,472,822)	(1,346,757)	(3,216,872)	(2,836,633)

Income taxes	-	-	-	-

Net Loss	$(1,472,822)	$(1,346,757)	$(3,216,872)	$(2,836,633)

Basic and Diluted Loss per Share	$(0.22)	$(0.24)	$(0.49)	$(0.52)

Weighted-Average Common Shares Outstanding
Basic and Diluted	6,794,747	5,629,903	6,583,507	5,450,185

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENT OF SHAREHOLDERS' EQUITY

					Deficit
					Accumulated
			Additional	Common	during the
	Common stock		Paid-in	Stock	Development
	Shares	Amount	Capital	Payable	Stage	Total

Balance at December 31, 2010	6,153,656	$615	$11,524,341	$184,500	$(11,348,040)	$361,416

Share adjustment due to reverse split (unaudited)	126	-	-	-	-	-

Common stock issued for cash and subscription payable
(price per share $2,40) (unaudited)	1,187,382	119	2,849,556	(184,500)	-	2,665,175

Warrants issued at fair value for marketing services (unaudited)	-	-	12,440	-	-	12,440

Common stock issued for services at fair value (unaudited)	33,333	3	151,247	-	-	151,250

Cashless exercise of warrants (unaudited)	62,718	6	(6)	-	-	-

Conversion of convertible debentures into common stock
(price per share $2.40) (unaudited)	98,043	10	296,048	-	-	296,058

Common stock issued for interest on convertible debentures
(price per share $2.40) (unaudited)	1,902	-	4,564	-	-	4,564

Options and warrant compensation expense (unaudited)	-	-	539,519	-	-	539,519

Stock issuance cost (unaudited)	-	-	(93,440)	-	-	(93,440)

Net loss for the nine months ended September 30, 2011 (unaudited)	-	-	-	-	(3,216,872)	(3,216,872)

Balance at September 30, 2011 (unaudited)	7,537,160	$753	$15,284,269	$-	$(14,564,912)	$720,110

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30, 2011	September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,216,872)	$(2,836,633)
Adjustment to reconcile net loss to net cash
used in operating activities
Depreciation & amortization	8,102	42,235
Common stock issued for services	151,250	210,511
Stock compensation expense	539,519	442,942
Common stock issued for interest expense	4,564	-
Gain on change in valuation of derivative liability	(462,643)	-
Amortization of debenture discount	444,247	-
Changes in Assets and Liabilities
(Increase) Decrease in:
Accounts receivable	(37,500)	-
Prepaid expenses	(148,418)	(16,900)
Other receivables	8,135	(2,100)
Work in progress	(136,473)	(54,005)
Increase (Decrease) in:
Accounts payable	76,241	17,083
Accrued expenses	31,124	36,145
Deferred income	350,663	13,500
Other payable	(8,461)	19

NET CASH USED IN OPERATING ACTIVITIES	(2,396,522)	(2,147,203)

CASH FLOWS USED FROM INVESTING ACTIVITIES:
Purchase of investment	(20,000)	-
Patent and trademark expenditures	(67,785)	(14,197)
Purchase of fixed assets	(26,411)	(4,036)

NET CASH USED IN INVESTING ACTIVITIES	(114,196)	(18,233)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible debenture	1,000,000	-
Proceeds from common stock subscription payable	-	902,486
Proceeds for issuance of common stock	2,665,175	1,034,122
Stock issuance cost	(81,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,584,175	1,936,608

NET INCREASE/(DECREASE) IN CASH	1,073,457	(228,828)

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	238,424	356,179

CASH & CASH EQUIVALENTS, END OF PERIOD	$1,311,881	$127,351

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$537	$-
Taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS
Cashless exercise of warrants for 62,718 of common stock	$-	$-
Common stock issued for subscription payable	$184,500	$-
Conversion of convertible debt to common stock	$296,058	$-

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2011

1.	Basis of Presentation
The accompanying unaudited financial statements of OriginOil, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included.  Operating results for the nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.  For further information refer to the financial statements and footnotes thereto included in the Company's Form 10-K for the year ended December 31, 2010.

Certain prior period balances in the financial statements have to be reclassified to conform to the current period presentation.

Liquidity
The Company has estimated its current average burn, and has assets to ensure that it can function without liquidation over the next twelve months, due to its cash on hand, growing revenue, and the Company’s ability to raise money from its investor base. Also, the Company is in the process of working on new purchase orders from new customers. The Company has the ability to continue its operations for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Revenue Recognition
We recognize revenue upon delivery of equipment, provided that evidence of an arrangement exists, title, and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.  Title to the equipment is transferred to the customer once the last payment is received. We record revenue as it is received, and the equipment has been fully accepted by the customer. Returns are based upon each rent-to-own agreement, and revenue would be adjusted based on a pro-rata basis on the unused months of quarterly payments. Generally, we extend credit to our customers and do not require collateral.  We do not ship a product until we have either a purchase agreement or rental agreement signed by the customer with a payment arrangement.  This is a critical policy, because we want our accounting to show only sales which has a final payment arrangement.

We also recognize revenue for services associated with the equipment setup, provided it is part of the rent-to-own agreement.

Cash and Cash Equivalent
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Loss per Share Calculations
Loss per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. No shares for employee options or warrants were used in the calculation of the loss per share as they were all anti-dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the nine months ended September 30, 2011 and 2010, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2011

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

Share based payments applies to transactions in which an entity exchanges its equity instruments for goods or services, and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. We are required to follow a fair value approach using an option-pricing model, such as the Black Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method was amortized over the respective vesting period of the stock option.

Fair Value of Financial Instruments
Fair Value of Financial Instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of September 30, 2011, the balances reported for cash, prepaid expenses, accounts payable, accrued expenses, and derivative liability approximate the fair value because of their short maturities.

We adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) as of January 1, 2008 for financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value, established a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at September 30, 2011:

	Total	(Level 1)	(Level 2)	(Level 3)

Assets	$-	$-	$-	$-

Total assets measured at fair value	$-	$-	$-	$-

Liabilities

Derivative Liability	$476,599	$-	$-	$476,599
Convertible Debenture, net of discount	208,947	-	-	208,947
Total liabilities measured at fair value	$685,546	$-	$-	$685,546

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2011

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements
Management reviewed accounting pronouncements issued during the three month period ended September 30, 2011, and the following pronouncements were adopted:

The Company adopted ASC 815 "Accounting for Derivative Instruments and Hedging Activities". This pronouncement addresses the accounting for derivative instruments including certain derivative instruments embedded in other contracts, and hedging activities. Derivative instruments that meet the definition of assets and liabilities should be reported in the financial statements at fair value, and any gain or loss should be recognized in current earnings.  The adoption of this pronouncement did not have a material effect on the financial statements of the Company.

3.	EQUITY INVESTMENT

On April 29, 2011, the Company invested $20,000 for a 22.5% equity ownership in Ennesys SAS, which is an engineering company that will commercialize, design, install and eventually operate, by itself or via subcontractors,  complete algae growth systems.

4.	CAPITAL STOCK

On August 11, 2011, the Company effected a one-for-thirty (1:30) reverse split of its authorized and outstanding common stock. All share amounts have been retroactively restated reflecting this reverse split.

During the nine months ended September 30, 2011, the Company issued through a private placement 1,187,382 shares of common stock and subscription payable for $2,665,175 in cash; issued 33,333 shares of common stock for services at a fair value of $151,250; converted  $235,300 of the convertible debentures into 98,043 shares of common stock at a conversion price of $2.40. The Company further issued 1,902 shares of common stock for the interest payable of $4,564 associated with the convertible debentures. In addition, there was a cashless exercise of 95,238 warrants into 62,718 shares of common stock. During the nine months ended September 30, 2010, the Company issued 196,752 shares of common stock at a price of $6.60 per share for $1,298,550 in cash and common stock payable; received $200,000 for common stock subscriptions at a price of $2.10  per share to purchase 95,238 shares of common stock; issued 30,303 shares of common stock for services at a price of $6.60 per share at a fair value of $200,000; issued 74,074 shares of common stock at a price of $2.70 per share for cash of $200,000; issued 60,606 shares of common stock subscription payable at a price of $3.30 per share; issued 34,000 shares of common stock for services at a price of $6.60 per share at fair value. Also, the Company received $2,400 in cash for exercisable Class A warrants to purchase 667 shares of common stock at a price of $3.60 per share.

5.	STOCK OPTIONS AND WARRANTS

The Company adopted the OriginiOil, Inc., 2009 Incentive Stock  Plan (the “Plan”) for the purposes of granting stock options to its employees and others providing services to the Company, which reserves and sets aside for the granting of options for Five Hundred Thousand (500,000) shares of Common Stock.  Options granted under the Plan may be either incentive options or nonqualified options and shall be administered by the Company's Board of Directors ("Board").  Each Option shall be exercisable to the nearest whole share, in installments or otherwise, as the respective option agreements may provide. Notwithstanding any other provision of the Plan or of any option agreement, each Option shall expire on the date specified in the option agreement, which date shall not be later than the tenth (10th) anniversary from the effective date of this option.

During the nine months ended September 30, 2011, the Company granted 100,000 stock options during the period. The stock options vest as follows: 1/48 every 30 days thereafter until the remaining stock options have vested. The stock options are exercisable for a period of five years from the date of grant at an exercise price between $4.20 and $9.60 per share.

9/30/2011
Risk free interest rate	0.95%-2.04%
Stock volatility factor	55.16%-271.95%
Weighted average expected option life	5 years
Expected dividend yield	None

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2011

5.	STOCK OPTIONS AND WARRANTS (Continued)

A summary of the Company’s stock option activity and related information follows:

	9/30/2011
		Weighted
	Number	average
	of	exercise
	Options	price
Outstanding, beginning of period	498,292	$7.10
Granted	100,000	4.20
Exercised	-	-
Forfeited/Expired	(225,829)	(6.88)
Outstanding, end of period	372,463	$6.45
Exercisable at the end of period	98,249	$4.01
Weighted average fair value of
options granted during the period		$4.20

The weighted average remaining contractual life of options outstanding issued under the Plan as of September 30, 2011 was as follows:

			Weighted
			Average
	Stock	Stock	Remaining
Exercisable	Options	Options	Contractual
Prices	Outstanding	Exercisable	Life (years)
$9.60	6,250	2,853	1.75
$6.90	209	58	1.75
$9.60	68,000	35,292	2.93
$8.40	3,334	1,650	3.03
$9.00	15,000	7,356	3.05
$6.90	81,669	27,901	3.64
$7.20	1,667	426	3.98
$4.50	33,334	7,117	4.15
$6.00	63,000	8,267	4.48
$4.20	100,000	7,329	4.72
	372,463	98,249

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the financial statements of operations during the period ended September 30, 2011, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of September 30, 2011 based on the grant date fair value estimated, and compensation expense for the stock-based payment awards granted subsequent to September 30, 2011, based on the grant date fair value estimated. We account for forfeitures as they occur. The stock-based compensation expense recognized in the statement of income during the period ended September 30, 2011 and 2010 is $291,012 and $272,942, respectively.

Warrants
During the nine months ended September 30, 2011, the Company granted 79,003 warrants for services. Compensation expense was determined using the Black Scholes pricing model.

9/30/2011
Risk free interest rate	1.51% - 2.51%
Stock volatility factor	55.0% - 66.35%
Weighted average expected option life	5 years
Expected dividend yield	None

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2011

5.	STOCK OPTIONS AND WARRANTS (Continued)

Warrants

A summary of the Company’s warrant activity and related information follows:

	Nine Months Ended
	September 30, 2011
		Weighted
		average
		exercise
	Options	price
Outstanding -beginning of Period	1,273,271	$4.97
Granted	79,003	3.76
Exercised	(62,718)	-
Forfeited	(6,667)	2.10
Outstanding - end of Period	1,282,889	$4.09

At September 30, 2011, the weighted average remaining contractual life of warrants outstanding:

			Weighted
			Average
			Remaining
Exercisable	Warrants	Warrants	Contractual
Prices	Outstanding	Exercisable	Life (years)
$7.50	146,740	146,740	2.18
$9.30	336,673	336,673	2.75
$10.20	28,335	28,335	2.88
$9.00	21,669	21,669	3.07
$9.00	3,334	3,334	3.12
$8.70	3,334	3,334	3.12
$8.40	667	667	3.33
$8.70	5,000	5,000	3.66
$7.20	33,334	33,334	3.73
$5.70	7,334	7,334	3.85
$4.50	3,334	3,334	3.96
$4.20	8,334	8,334	3.98
$2.10	95,238	95,238	4.24
$4.20	33,334	33,334	4.00
$3.60	8,334	8,334	4.08
$4.50	33,334	33,334	4.15
$4.20	13,334	13,334	4.17
$6.00	166,668	166,668	4.23
$6.00	33,334	33,334	4.25
$1.80	222,222	222,222	4.33
$6.30	8,334	8,334	4.47
$5.70	4,001	4,001	4.50
$6.30	33,334	33,334	4.71
$4.20	33,334	33,334	4.96
	1,282,889	1,282,889

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2011

The warrant compensation expense recognized in the statement of income at fair value during the nine months ended September 30, 2011 and 2010 is $248,507 and $292,800, respectively.

Through a private placement to purchase shares of common stock, the Company offered attached warrants with a cashless option to purchase additional shares of common stock, 95,238 warrants were exercised and converted into 62,718 shares of common stock during the nine months ended September 30, 2011.

6.	CONVERTIBLE DEBENTURE

On July 7, 2011, the Company entered into a securities purchase agreement with certain institutional investors, which closed on July 11, 2011, providing for the issuance of original issue discount convertible debentures and warrants for an aggregate purchase price of $1,000,000. The debentures have an aggregate principal amount of $1,176,500, and will become due and payable on July 11, 2012. The debentures may be converted at any time at the option of the investors into shares of common stock at a conversion price of $2.40 per share, after giving effect to full-ratchet anti-dilution adjustment, a 1 for 30 reverse stock split and subject to further adjustment as set forth therein. The debentures bear interest at the rate of 5% per annum increasing to 18% in the event of default. Interest is payable quarterly in cash and/or, if certain equity conditions have been met, in shares of our common stock at an interest conversion rate equal to the lesser of $2.40 or 90% of the daily volume weighted average price of our common stock in the 20 trading days prior to the date the quarterly interest payment is due (or the date of delivery of the interest conversion shares if such shares are delivered after the date the quarterly interest payment is due). The warrants are exercisable for an aggregate of 392,170 shares of common stock at the option of the holder for a period of five years at an exercise price of $2.40 per share, after giving effect to full-ratchet anti-dilution adjustment, a 1 for 30 reverse stock split and subject to further adjustment as set forth therein. The warrants may be exercised on a cashless basis if after the six month anniversary of the closing date there is no effective registration statement registering the shares underlying the warrants.

ASC Topic 815 provides guidance applicable to the convertible debentures issued by the Company in instances where the number into which a debenture can be converted is not fixed.  For example, when a convertible debenture converts at a discount to market based on the stock price on the date of conversion, ASC Topic 815 requires that the embedded conversion option of the convertible debentures be bifurcated from the host contract and recorded at their fair value. In accounting for derivatives under accounting standards, the Company recorded a liability of $1,176,500 representing the estimated present value of the conversion feature considering the historic volatility of the Company’s stock, and a discount  representing the imputed interest associated with the embedded derivative. The discount is amortized over the life of the convertible debenture, which resulted in the recognition of $444,247 in interest expense for the period ended September 30, 2011, and the derivative liability is adjusted periodically according to stock price fluctuations. At the time of conversion, any remaining derivative liability will be charged to additional paid-in capital.  For purpose of determining the fair market value of the derivative liability, the Company used Black Scholes option valuation model. The significant assumptions used in the Black Scholes valuation of the derivative are as follows:

Stock price on the valuation date	$4.20
Conversion price for the debentures	$2.40
Dividend yield	0.00%
Years to Maturity	1
Rick free rate	0.17%
Expected volatility	65.75%

The value of the derivative liability at September 30, 2011 was $476,599.

7.	SUBSEQUENT EVENTS

Management evaluated subsequent events as of the date of the financial statements pursuant to ASC TOPIC 855, and reported the following events:

.
On October 12, 2011, the Company issued 13,333 shares of its common stock in connection with renewing their facilities lease. In consideration of the shares issued the sublease was renewed for an additional five years ending  August 31, 2016.

On October 13 and 18, 2011, the Company issued an aggregate of 41,668 shares of the common stock, upon converting $100,003 in principal of the convertible debentures.

Up to         Shares of Common Stock
and
Warrants to Purchase up to         Shares of Common Stock

OriginOil, Inc.

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC registration fee	$1,146
Accounting fees and expenses	20,000	*
Legal fees and expenses	90,000	*
Transfer agent's fees and expenses	5,000	*
Printing and related fees	15,000	*
Miscellaneous	10,000	*
TOTAL	$141,146	*

* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our articles of incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents of the Company to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

During the year ended December 31, 2008, we issued 25,000 shares of common stock in a private placement at a price of $6.00 for cash of $150,000 and we received $804,200 cash for common stock subscriptions through a private placement.

During the year ended December 31, 2009, we issued through a private placement 342,596 shares of common stock at a price of $6.00 per share, and 162,111 shares of common stock at a price of $6.60 per share. Also, we received $161,040 cash for common stock subscriptions through a private placement.  We also granted warrants to purchase an aggregate of 400,000 shares of our common stock in exchange for services.

During the year ended December 31, 2010, we issued through a private placement  772,312 shares of common stock and subscription payable for $2,658,710 in cash; issued 30,970 shares of common stock for services at a fair value of $221,400; 33,333 shares of common stock for prepaid marketing at fair value of $220,000. Also, we received $20,400 in cash for exercisable Class A warrants to purchase 6,334 shares of common stock. We also granted warrants to purchase an aggregate of 354,667shares of our common stock in exchange for services.

During the first quarter of 2011, we issued an aggregate of 532,559 shares of common stock at a price of $2.40 for gross proceeds of $1,278,140. We also issued 834 shares of common stock at a price of $6.00 per share. In addition, we issued 62,718 shares of common stock through a cashless exercise of warrants.

During the second quarter of 2011, we issued an aggregate of 116,793 shares of common stock at a price of $2.40 for gross proceeds of $232,286. In addition, we issued 62,718 shares of common stock through a cashless exercise of warrants.

During the third quarter of 2011, we issued an aggregate of 558,040 shares of common stock at a price of $2.40 for gross proceeds of $1,339,250. We also issued 25,834 shares of common stock in exchange for services.

On July 11, 2011 we sold convertible debentures in the aggregate principal amount of $1,176,500 and warrants to purchase 392,170 shares of our common stock. In connection with the private placement, we paid placement agent fees of $100,000 and issued placement agent warrants to purchase 39,218 shares of our common stock. As of October 18, 2011, four debenture holders have converted an aggregate principal amount of $285,302 into an aggregate of 118,878 shares of Common Stock.

During the fourth quarter of 2011, we issued unsecured subordinated convertible promissory notes in the aggregate principal amount of $240,750 and warrants to acquire 260,862 shares of common stock for aggregate gross proceeds of $240,750.  In addition, we also issued an aggregate of 109,168 shares of our common stock in exchange for services and waiver of certain rights.

           All of the above offerings and sales were deemed to be exempt under either rule 506 of Regulation D and Section 4(2) or Rule 902 of Regulation S of the Securities Act of 1933, as amended. All share amounts are adjusted for our one-for-thirty reverse split effective August 11, 2011.

  ITEM 16. EXHIBITS.

SEC Ref. No.
3.1	Articles of Incorporation (1)
3.2	Certificate of Change (2)
3.3	By-laws (1)
4.1	Form of Common Stock Purchase Warrant
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	OriginOil, Inc. 2009 Incentive Stock Plan (3)
10.2	Form of Securities Purchase Agreement dated as of July 6, 2011 by and between the Company and the investors named therein (4)
10.3	Form of Original Issue Discount 5% Convertible Debenture (4)
10.4	Form of Warrant (4)
10.5	Form of Registration Rights Agreement (4)
14	Code of Ethics (3)
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included in the Registration Statement under "Signatures)
99.1	Form of Subscription Agreement
EX-101.INS	XBRL Instance Document
EX-101.SCH	XBRLTaxonomy Extension Schema Document
EX-101.CAL	XBRL Taxonomy Extension Calculation Linkbase
EX-101.DEF	XBRL Taxonomy Extension Definition Linkbase
EX-101.LAB	XBRL Taxonomy Extension Labels Linkbase
EX-101.PRE	XBRL Taxonomy Extension Presentation Linkbase

(1)	Incorporated by reference to the Company’s SB-2 filed with the Securities and Exchange Commission on December 11, 2007.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2011.
(3)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2011.
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2011.
*	To be filed by amendment.

ITEM 17. UNDERTAKINGS.

(a)           The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2)         For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (b)             Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)           Each prospectus filed pursuant to Rule 424(b)(Sec.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (Sec.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(e)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, California on January 12, 2012.

ORIGINOIL INC.

Date: January 12, 2012	By:	/s/ T. Riggs Eckelberry
T. Riggs Eckelberry
President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of  OriginOil, Inc., a Nevada corporation, do hereby constitute and appoint T. Riggs Eckelberry his or her true and lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ T. Riggs Eckelberry	President and Chief Executive Officer, (Principal Executive Officer), Chief Financial Officer (Principal	January 12, 2012
T. Riggs Eckelberry	Financial Officer and Principal Accounting Officer) and Director

/s/ Ivan Ivankovich	Director	January 12, 2012
Ivan Ivankovich

/s/ Paul Reep	Director	January 12, 2012
Paul Reep

EXHIBIT INDEX

SEC Ref. No.

3.1	Articles of Incorporation (1)
3.2	Certificate of Change (2)
3.3	By-laws (1)
4.1	Form of Common Stock Purchase Warrant
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	OriginOil, Inc. 2009 Incentive Stock Plan (3)
10.2	Form of Securities Purchase Agreement dated as of July 6, 2011 by and between the Company and the investors named therein (4)
10.3	Form of Original Issue Discount 5% Convertible Debenture (4)
10.4	Form of Warrant (4)
10.5	Form of Registration Rights Agreement (4)
14	Code of Ethics (3)
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included in the Registration Statement under "Signatures)
99.1	Form of Subscription Agreement
EX-101.INS	XBRL Instance Document
EX-101.SCH	XBRLTaxonomy Extension Schema Document
EX-101.CAL	XBRL Taxonomy Extension Calculation Linkbase
EX-101.DEF	XBRL Taxonomy Extension Definition Linkbase
EX-101.LAB	XBRL Taxonomy Extension Labels Linkbase
EX-101.PRE	XBRL Taxonomy Extension Presentation Linkbase

(1)	Incorporated by reference to the Company’s SB-2 filed with the Securities and Exchange Commission on December 11, 2007.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2011.
(3)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2011.
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2011.
*	To be filed by amendment.